Exhibit 2.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

by and among

AMMO TECHNOLOGIES, INC.,

ENLIGHT GROUP II, LLC,

FIRELIGHT GROUP I, LLC,

AMMO, INC.

and

OLIN WINCHESTER, LLC

Dated: January 20, 2025

i

ii

ARTICLE IV Representations and Warranties of Buyer		48
4.1	Organization and Power	48
4.2	Authorization and Enforceability	48
4.3	No Violation	48
4.4	Foreign Ownership and Control	48
4.5	Regulatory Compliance	49
4.6	Governmental Authorizations and Consents	49
4.7	Litigation	49
4.8	Sufficiency of Funds	49
4.9	No Brokers	49
4.10	No Inducement or Reliance; Independent Assessment	50

ARTICLE V Covenants		50
5.1	Conduct of the Sellers	50
5.2	Access Prior to the Closing	52
5.3	Efforts	53
5.4	Regulatory Filings	53
5.5	Employee Matters	53
5.6	Preservation of Books and Records	54
5.7	Public Announcements.	55
5.8	Representation & Warranty Insurance.	55
5.9	Incorrect Payments	55
5.10	Change of Name	55
5.11	Tax Allocation	56
5.12	WARN Act	56
5.13	COBRA	56
5.14	D&O Insurance	56
5.15	No Solicitation of Other Bids	57
5.16	Non-Competition; Non-Solicitation	57
5.17	Bulk Sales Laws	58
5.18	Ceasing Operations	58
5.19	Third Party Consents	58

ARTICLE VI Conditions to Closing		60
6.1	Conditions to All Parties’ Obligations	60
6.2	Conditions to the Seller Group’s Obligations	60
6.3	Conditions to Buyer’s Obligations	61

iii

ARTICLE VII Survival; Exclusive Remedies		63
7.1	Survival	63
7.2	Indemnification by the Seller Group	63
7.3	Indemnification by the Buyer	63
7.4	Indemnification Procedures	64
7.5	Indemnification Payments	66
7.6	Limitations on Indemnity	66
7.7	Exclusive Remedies	67

ARTICLE VIII Termination		67
8.1	Termination Prior to Closing	67
8.2	Effect of Termination	68

ARTICLE IX Miscellaneous		68
9.1	Certain Tax Matters	68
9.2	Expenses	69
9.3	Notices	69
9.4	Governing Law	70
9.5	Entire Agreement	70
9.6	Severability	70
9.7	Amendment	71
9.8	Effect of Waiver or Consent	71
9.9	Parties in Interest; Limitation on Rights of Others	71
9.10	Assignability	71
9.11	Reserved.	71
9.12	Jurisdiction; Court Proceedings; Waiver of Jury Trial	71
9.13	No Other Duties	71
9.14	Reliance on Counsel and Other Advisors	72
9.15	Specific Performance	72
9.16	Counterparts	72
9.17	Further Assurance	72

iv

Exhibits

Exhibit A – Bill of Sale

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Trademark Assignment

Exhibit D – Patent Assignment

Exhibit E – IP Assignment Agreement

Exhibit F – Escrow Agreement

Exhibit G – Representation and Warranty Insurance Policy

List of Schedules

Section 1.1(a) – Sample Calculation of Closing Net Working Capital

Section 1.1(b) – Retained Business Assets

Section 2.1(a) – AMMO Assets

Section 2.1(b)(viii) – Intellectual Property

Section 2.3(b) – Assumed Contracts

Section 2.4(o) – Excluded Liabilities

Section 2.7(c) – Wire Instructions

Section 3.3(a) – Capitalization

Section 3.3(c) – Organizational Documents

Section 3.4 – No Violation

Section 3.6 – Governmental Authorizations and Consents

Section 3.7(a) – Financial Statements

Section 3.8 – No Undisclosed Liabilities

Section 3.9 – Absence of Certain Changes and Events

Section 3.10(a) – Owned Real Property

Section 3.10(b) – Real Property Leases

Section 3.13(a) – Material Contracts

Section 3.14(a) – Compliance with Laws

Section 3.14(b) – Material Permits

Section 3.15 – Environmental Matters

Section 3.15(b) – Environmental Permits

Section 3.15(c) – Governmental Authority Notices

Section 3.15(h) – Storage Tanks

Section 3.16 – Litigation

Section 3.17(a) – Employees

Section 3.17(g) –Payments to Employees

Section 3.18(a)(i) – Employee Benefit Plans

Section 3.18(a)(ii) – Nonqualified Deferred Compensation Plans

Section 3.18(a)(iii) – Defined Benefit Plans and Multiemployer Plans

Section 3.18(c) – Plan Payments

Section 3.18(i) – Payment Acceleration

Section 3.19 – Taxes

Section 3.20(a) – Insurance Policies

Section 3.20(b) – Loss Runs

Section 3.21(a) – Customers

Section 3.21(b) – Suppliers and Vendors

Section 3.24(c)(i) – Import and Export Control Laws Compliance

Section 3.24(c)(ii) – Foreign Trade Regulations Compliance

Section 3.24(d) – Import Permits

Section 3.25 – Agreements with Seller Related Persons

Section 3.27(a) – Losses

Section 3.27(b) – Product or Service Guarantees or Warranties

Section 3.30 – CARES Act Compliance

Section 5.1(a) – Conduct of the Sellers

Section 5.5(a) – Designated Employees

Section 5.16(a) – Non-Competition; Non-Solicitation

Section 5.19 – Third Party Consents

Section 5.20 – Certain Proceedings

Section 5.22 – Transition Services Agreement

Section 6.3(c) – Consents

Section 6.3(f) – Permits

Section 7.2(e) – Indemnification by the Seller Group

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of January 20, 2025, is made by and among AMMO Technologies, Inc., an Arizona corporation (“AMMO Tech”), Enlight Group II, LLC d/b/a Jagemann Munition Components d/b/a Buythebullets, a Delaware limited liability company (“Enlight”), Firelight Group I, LLC, a Delaware limited liability company (“Firelight,” and collectively with AMMO Tech, and Enlight, the “Sellers” and each a “Seller”), AMMO, Inc., a Delaware corporation (“AMMO,” and together with the Sellers, the “Seller Group”), and Olin Winchester, LLC, a Delaware limited liability company (“Buyer”). Each Seller, AMMO and Buyer are referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, AMMO owns all of the issued and outstanding Equity Securities of each Seller;

WHEREAS, Sellers are engaged in the conduct of the Business;

WHEREAS, concurrent with the execution of this Agreement, Buyer is entering into the Employment Agreement which is contingent and effective solely upon the Closing of the Contemplated Transactions; and

WHEREAS, Buyer desires to purchase the Purchased Assets and assume the Assumed Liabilities from the Seller Group, and the Seller Group desires to sell the Purchased Assets and assign the Assumed Liabilities to Buyer, in each case for the consideration and on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
Definitions and Rules of Construction

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 2.8(e).

“Acquisition Proposal” means any proposal or offer from any Person (other than Buyer or its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business, the Equity Securities of Sellers or the Purchased Assets.

“Adjustment Escrow Account” has the meaning set forth in Section 2.9(a).

“Adjustment Escrow Amount” means Two Million Dollars ($2,000,000).

“Affiliate” means (a) as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) as to any Person that is a natural Person, any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, residing in such Person’s home or any trust or similar entity for the benefit of any of the foregoing Persons. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

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“Agreement” means this Asset Purchase Agreement, as it may be amended from time to time.

“Allocation Statement” has the meaning set forth in Section 5.11.

“AMMO” has the meaning set forth in the preamble.

“AMMO Munitions” means AMMO Munitions, Inc., a Delaware corporation.

“AMMO Munitions Transfer” means the transfer of the assets of AMMO Munitions to a member of the Seller Group. For the avoidance of doubt, the AMMO Munitions Transfer shall not include any liabilities or obligations of AMMO Munitions.

“AMMO Tech” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignment, the Patent Assignment Agreement, the IP Assignment Agreement, and the Transition Services Agreement.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.7(b)(ii).

“Assignment and Assumption of Development Agreement” has the meaning set forth in Section 2.7(b)(vii)(A).

“Assignment and Assumption of Purchase Option” has the meaning set forth in Section 2.7(b)(vii)(B).

“Assumed Contracts” has the meaning set forth in Section 2.3(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Baird” means Robert W. Baird & Co. Incorporated.

“Balance Sheet Date” has the meaning set forth in Section 3.7.

“Bid Cash Amount” means Seventy-Five Million Dollars ($75,000,000.00).

“Bill of Sale” has the meaning set forth in Section 2.7(b)(i).

“Books and Records” has the meaning set forth in Section 5.6(a).

“Business” means the Seller Group’s business of designing, manufacturing, marketing, distributing and selling ammunition and ammunition components. For the avoidance of doubt, the definition of Business shall not include the activities of the Seller Group and their Affiliates relating to the GunBroker Business.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York City, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

2

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 5.5(c).

“Buyer Indemnified Party” has the meaning set forth in Section 7.2.

“Calculation Time” means 12:01 A.M. Chicago, Illinois time on the Closing Date.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means the aggregate amount of cash, cash equivalents, security deposits, and marketable securities of the Sellers (including all third-party checks held by the Sellers or that have been deposited in any bank account that have not yet cleared), in each case, determined in accordance with GAAP and including the Cash items set forth on Section 1.1(a) of the Seller Disclosure Schedule.

“CC&Rs” has the meaning set forth in Section  6.3(g)(v).

“Chosen Courts” has the meaning set forth in Section 9.12.

“City” means the City of Manitowoc, a municipal corporation.

“Closing” has the meaning set forth in Section 2.7(a).

“Closing Date” means the date on which the Closing occurs.

“Closing Date Statement” has the meaning set forth in Section 2.8(a).

“Closing Net Working Capital” means (a) the sum of the total current assets of the Business as of the Calculation Time to the extent acquired pursuant to the terms of this Agreement and included in the calculation set forth on Section 1.1(a) of the Seller Disclosure Schedule, minus (b) the sum of the total current liabilities of the Business as of the Calculation Time to the extent assumed pursuant to the terms of this Agreement and included in the calculation as forth on Section 1.1(a) of the Seller Disclosure Schedule, each as calculated in accordance with GAAP consistently applied throughout the period involved, and in accordance with the exclusions and valuation methodologies set forth on Section 1.1(a) of the Seller Disclosure Schedule, and utilizing only those line items and accounts set forth in Section 1.1(a) of the Seller Disclosure Schedule.

“Closing Payment” means an amount equal to (a) the Bid Cash Amount plus (b) the amount, if any, by which Estimated Closing Net Working Capital exceeds the Net Working Capital Target minus (c) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Net Working Capital Target.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 19, 2024, by and between Buyer and AMMO.

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“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any license, assignment, agreement, contract, lease, deed, mortgage, instrument, note, commitment, undertaking, indenture, guaranty, purchase order, obligation, arrangement, commitment or understanding (including any amendments, supplements, restatements, or modifications thereto), whether written or oral, in each case with outstanding obligations.

“COVID-19” means COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics, or disease outbreaks.

“Data Privacy and Security Requirements” means all: (i) of the Sellers’ published privacy policies; (ii) contractual obligations relating to privacy or security to which the Sellers are bound; and (iii) Privacy and Security Laws applicable to the Sellers, any Purchased Assets, or the Business.

“DDTC” has the meaning set forth in Section 5.4.

“Deed” has the meaning set forth in Section 2.7(b)(vii)(C).

“Developed Owned Property” has the meaning set forth in the definition of “Facility.”

“Development Agreement” has the meaning set forth in Section 2.1(b)(ii)(A)(1).

“Direct Claim” has the meaning set forth in Section 7.4(c).

“Employment Agreement” means that certain employment agreement dated as of the date of this Agreement by and between Buyer and James Mann.

“Enlight” has the meaning set forth in the preamble.

“Environmental Laws” means any Laws concerning or relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, vapor intrusion, surface water, groundwater, drinking water supply, surface land, subsurface land, sediment, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, discharge, Release, threatened Release, control, or disposal of, any Hazardous Substances; or (c) safety issues (including human and occupational safety and health), in each case as amended.

“Environmental Permits” has the meaning set forth in Section 3.15(b).

“Equity Securities” of any Person means any and all equity interests, shares of capital stock or options of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means an entity described in Section 407(d)(7) of ERISA or an entity which is a member of the same controlled group of the Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“Escrow Agent” means Western Alliance Bank, an Arizona corporation or other Escrow Agent mutually agreeable to Buyer and the Seller Group.

4

“Escrow Agreement” means that certain Escrow Agreement by and among Buyer, the Escrow Agent and each member of the Seller Group in substantially the form attached as Exhibit F hereto.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.8(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liability” has the meaning set forth in Section 2.4.

“Facility” or “Facilities” means the facilities and Real Property located at:

(a)  6311 W. Custer St, Manitowoc, WI 54220 (Manitowoc County) (Tax Parcel ID Number 052-449-007-010.00) (the “Developed Owned Property”); and

(b)  3.3 acre tract of vacant commercial land located in Manitowoc, WI 54220 (Manitowoc County) (Tax Parcel ID Number 052-449-008-999.00) (the “Vacant Owned Property”).

(The Facilities at (a) and (b) immediately above are, collectively, the “Owned Real Property”.)

(c)  A portion of Lot 1, Block 3 of the Manitowoc I-43 Industrial Park Subdivision that is north of a line extended westward from the southernmost border of Vits Drive (the “Land Lease Property”); and

(d)  39,000 square feet located at 1610 Wollmer Street, Manitowoc, WI (the “Warehouse Lease Property”).

(The Facilities at (c) and (d) immediately above are, collectively, the “Leased Real Property”.)

“Final Adjustment Amount” has the meaning set forth in Section 2.8(e).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.8(e).

“Final Purchase Price Adjustment Statement” has the meaning set forth in Section 2.8(e).

“Financial Statements” has the meaning set forth in Section 3.7.

“Firelight” has the meaning set forth in the preamble.

“Fraud” means, with respect to any Person, the deliberate (and not constructive) fraud under Delaware common law by such Party with respect to the making of a statement of material fact in a representation and warranty (or the making of a material omission in a disclosure against a representation or warranty) contained in this Agreement, the Officer’s Certificate or in the Ancillary Documents. Fraud by a Person shall not be imputed to any other Person.

“Fundamental Representations” means the representations and warranties of the Seller Group made in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Capitalization), Section 3.4(i) and (iii) (No Violation), the second sentence of Section 3.10(a) (Title to Real Property), Section 3.11(a) and (b) (Title; Sufficiency of Assets; Condition of Property), the first sentence of Section 3.12(b) (Title to Seller Intellectual Property), Section 3.19 (Taxes), and Section 3.23 (No Brokers) or the representations and warranties of the Buyer made in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), and Section 4.9 (No Brokers).

5

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time. With respect to the computations pursuant to Section 2.8, GAAP shall be as in effect as of the Calculation Time.

“Governmental Authority” means any nation or government, any supranational, foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any supranational, foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 3.6.

“GunBroker Business” means the online marketplace business of AMMO operated by Speedlight Group I, LLC and its subsidiaries d/b/a GunBroker (“Speedlight”), including, without limitation, Speedlight’s business of selling online, ammunition and firearms as a brokering agent or through direct sales.

“Hazardous Substances” means any substance, material or waste regulated by any Governmental Authority, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos containing material or asbestos containing material, perfluoroalkyl and polyfluoroalkyl substances (PFAS), urea formaldehyde and polychlorinated biphenyls, and lead-based paint and mold.

“Indebtedness” means, with respect to the Seller Group with respect to the Business, without duplication: (a) all principal, interest, premiums, penalties, or other payment obligations for borrowed money, (b) all obligations evidenced by any bonds, debentures, notes, or other similar instruments or securities, (c) all liabilities or obligations under conditional sale or other title retention agreement relating to a Purchased Asset, (d) all liabilities or obligations under any interest rate, currency protection agreement or similar hedging agreement of any Seller, (e) all liabilities or obligations (contingent or otherwise) for the deferred purchase price of assets, property or services (including the maximum amount of unpaid earnout obligations set forth in any Contract regardless of whether they have been earned, are due and payable or otherwise constitute a liability under GAAP), (f) all liabilities or obligations under any capitalized lease (as defined under GAAP), (g) all liabilities or obligations under any letters of credit or other similar facilities, (h) all liabilities or obligations arising from or under, or otherwise in respect of, any outstanding and unpaid obligations for severance benefits or similar compensatory payments (in each case, together with the employer portion of any employment, social security or payroll Taxes related thereto, and determined as if all such amounts were payable as of the Closing Date), each to the extent payment of such amount is due and is not included in Closing Net Working Capital, (i) all liabilities or obligations in respect of deferred rent and tenant allowances or obligations for deferred lease inducements in accordance with GAAP other than non-cash deferred rent liabilities or obligations as a result of the application of straight-line accounting, (j) all liabilities or obligations due to Affiliates of such Person or such Person’s or its Affiliate’s respective officers, directors, managers or equityholders or payable to third parties for the benefit of such Persons (other than amounts owed to any such Person who is also an employee of the Seller Group to the extent such amounts are owed in respect of such Person’s employment with the Seller Group), including any declared and unpaid dividends or distributions, (k) any liabilities for Taxes of the Seller Group, (l) all liabilities all liabilities or obligations referred to above which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, that Indebtedness shall not include any amounts included as a current liability in the calculation of the Closing Net Working Capital.

6

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction: (a) issued patents and pending patent applications (whether provisional or non-provisional) (collectively, “Patents”), (b) copyrights, copyright registrations, copyright applications, and pending applications to register copyrights, and including copyrights in Software and copyrights in both published works and unpublished works (collectively, “Copyrights”), (c) trademarks (whether registered or unregistered), service marks, trade dress, brands, logos, and other indicia of origin and all registrations, pending applications for registration, and renewals thereof, and all goodwill associated with any of the foregoing (collectively, “Marks”), (d) Trade Secrets, (e) internet domain names and Social Media Accounts, and any and all content contained in any and all Social Media Accounts, (f) Software, (g) inventions, discoveries, or improvements that may be patentable, (h) other intellectual property, and (i) all registrations, pending applications for registration, and renewals of any of the foregoing; including any of the foregoing intellectual property rights throughout the world.

[*****]

“IP Assignment Agreement” has the meaning set forth in Section 2.7(b)(v).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all: (a) computer hardware, electronic data processing equipment, telecommunications networks, network equipment, servers, interfaces, platforms, peripherals, routers, hubs, switches, and similar or related items of automated, computerized, or other information technology and computer systems (including systems for voice, data, and video), in each case, owned by or under the control of Sellers (including as may be provided through cloud-based or other third-party service providers).

“ITAR” has the meaning set forth in Section 5.4.

“ITAR Material Change Notification” has the meaning set forth in Section 5.4.

“Joint Direction” means joint written instructions of Buyer and the Seller Group instructing the Escrow Agent to make a payment out of the Adjustment Escrow Account or the Tax Adjustment Escrow Account, as applicable.

“Knowledge of Buyer” means the actual knowledge of any of the following personnel of Buyer within the scope of their employment responsibilities and without independent inquiry or investigation, as of the date hereof: Mike Bokermann.

“Knowledge of the Sellers” means the actual knowledge, after reasonable inquiry of such Person’s respective direct reports, of any of the following personnel of the Seller Group: Jared Smith, Paul Kasowski and Jim Mann.

“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization or works council.

7

“Land Lease” means that certain Land Lease dated June 1, 2023, by and between the City, as lessor, and Firelight, as lessee, for the Land Lease Property.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in the definition of Facility.

“Lien” means with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon (whether absolute, contingent, asserted or unasserted, known or unknown).

“Losses” or “Loss” means losses, damages, liabilities, deficiencies, judgment, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees; provided, however, that “Losses” shall not include punitive or exemplary damages, except to the extent actually awarded to a Governmental Authority or other third party by a court of competent jurisdiction in connection with a Third-Party Claim.

“Malicious Code” means (a) any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the Software industry) or (b) other code designed or intended to have the effect of disrupting, disabling, harming, interfering with, damaging, destroying, exfiltrating, encrypting an IT Asset without authorization or otherwise providing unauthorized access to an IT Asset.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Material Customers” has the meaning set forth in Section 3.21(a).

“Material Suppliers” has the meaning set forth in Section 3.21(b).

[*****]

“[*****] Notice” has the meaning set forth in Section 5.24.

“Net Working Capital Target” means $53,575,627.00.

“Non-Assignable Asset” has the meaning set forth in Section 2.10(a).

“Objection Dispute” has the meaning set forth in Section 2.8(d).

“Officer’s Certificate” has the meaning set forth in Section 6.3(d).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of formation, incorporation or organization or other similar documents adopted or filed in connection with the creation, formation or organization of such Person, and (b) any limited liability company agreement, operating agreement, partnership agreement, or bylaws relating to the organization or governance of such Person, in each case, as amended or supplemented.

8

“Owned Property Purchase Price” means $32,200,000.

“Owned Real Property” has the meaning set forth in the definition of Facility.

“Party” or “Parties” have the meanings set forth in the preamble.

“Patent Assignment Agreement” has the meaning set forth in Section 2.7(b)(iv).

“Permits” has the meaning set forth in Section 3.14(b).

“Permitted Lien” shall mean any (a) Lien in respect of Taxes not yet due and payable or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (b) statutory or contractual Liens of landlords for amounts not yet delinquent, (c)(i) mechanics’ liens consistent with past practices not to exceed $10,000 in the aggregate or (ii) carriers’, workmen’s, repairmen’s, materialmen’s, or other like Liens arising or incurred in the ordinary course of business for amounts not yet delinquent, (d) in the case of real property, matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of fact or record and such state of facts which an accurate survey or inspection of the property would reveal, that do not prohibit or materially interfere with the conduct of the Business or the Seller Group’s current activities upon such real property or prevent the title to such real property from being marketable under applicable Law, (e) in the case of real property, the provisions of any applicable Law (including but not limited to zoning, entitlement, building and or other land use regulations), (f) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices, to the extent properly reported on the Financial Statements, (g) Liens attaching to inventory held by consignees in the ordinary course of business consistent with past practices, (h) Liens on goods in transit incurred pursuant to documentary letters of credit, (i) Liens attaching to inventory held by consignees in the ordinary course of business and consistent with past practices, (j) Liens on goods in transit incurred pursuant to documentary letters of credit, (k) Liens that will be released prior to or as of the Closing, and (l) Liens arising under this Agreement.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Personal Information” means any information that is defined as personal information, personal data, or personally identifiable information under applicable Privacy and Security Laws.

“Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA), and (b) all other bonus, stock or unit option, stock purchase, other equity-based profit sharing, profits interest, savings, disability, health, incentive, deferred compensation, retirement, severance, retention, change in control, fringe benefit, or other employee benefit plans, programs or arrangements of any kind, written or oral, funded or unfunded (including with respect to equity), in each case, maintained, sponsored, or contributed to or required to be contributed to, for the benefit of, or relating to, any current or former employees of such Seller, other than those plans, programs, or arrangements that a Seller is required to maintain or contribute to pursuant to applicable Laws.

“Post-Closing Covenants” has the meaning set forth in Section 7.1.

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“Privacy and Security Laws” means all laws applicable to the Sellers concerning the collection, use, transfer, processing, privacy and/or security of Personal Information, and all regulations promulgated thereunder.

“Proceeding” means any legal suit, action, condemnation action, investigation, audit, inquiry complaint, arbitration, administrative proceeding (including charges), or other proceedings of any nature whatsoever in law or in equity.

“Purchase Option” has the meaning set forth in Section 2.1(b)(ii)(A)(2).

“Purchase Orders” means all customer purchase orders entered into by Sellers in the ordinary course of business consistent with past practice that reflect material terms consistent with the form purchase order provided to Buyer prior to Closing (i) which are able to be fulfilled in accordance with the term of such purchase order within Sellers’ existing manufacturing capacity, operating in the ordinary course of business consistent with past practices, and (ii) which have delivery dates that are not more than sixty (60) days after the Closing Date, as determined in Buyer’s reasonable discretion based on a list of all open purchase orders and sufficient detail to establish whether a purchase order meets the requirements stated above, including cost and capacity information, to be delivered by Sellers to Buyer five (5) Business Days prior to the Closing Date, which list shall be updated daily through Closing.

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.8(c).

“Purchased Assets” means the AMMO Assets and Seller Assets, collectively.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 3.10(b).

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the environment or into or out of any property.

“Report Period” has the meaning set forth in Section 2.8(c).

“Representation and Warranty Insurance Policy” means that certain representation and warranty insurance policy, collectively with the binder agreement associated therewith, in the form attached hereto as Exhibit G.

“Representatives” means, with respect to any Person, its officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents, and other advisors and representatives.

“Restricted Period” has the meaning set forth in Section 5.16(a).

“Restricted Person” has the meaning set forth in Section 5.16(a).

“Restricted Territory” has the meaning set forth in Section 5.16(a).

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“Retained Business” means all businesses now, previously or hereafter conducted by the Seller Group or any of their Subsidiaries or Affiliates other than the Business, including but not limited to the GunBroker Business and the assets set forth on Section 1.1(b) of the Seller Disclosure Schedule.

“Sales and Use Tax Report” has the meaning set forth in Section 2.7(b)(xv).

“SEC” means the U.S. Securities and Exchange Commission.

“Security Incident” means any cybersecurity incident, breach of security, phishing incident, network intrusion, ransomware attack, or malware attack affecting any IT Assets, or (b) other incident in which Personal Information was accessed, disclosed, destroyed, processed, encrypted, used, or exfiltrated in an unauthorized manner while in the possession or control of the Sellers or another Person acting on behalf of any Seller.

“Seller” and “Sellers” have the meaning set forth in the preamble.

“Seller Assets” has the meaning set forth in Section 2.1(b).

“Seller Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by the Seller Group to Buyer in connection with the execution and delivery of this Agreement.

“Seller Group” has the meaning set forth in the Preamble.

“Seller Indemnified Party” has the meaning set forth in Section 7.3.

“Seller Intellectual Property” has the meaning set forth in Section 2.1(b)(viii).

“Seller IP Agreements” means all Contracts to which a member of the Seller Group is a party for: (a) the license by any member of the Seller Group of any Seller Intellectual Property (other than non-exclusive licenses granted by a member of the Seller Group to Seller’s customers in the ordinary course of business consistent with past practices or that are incidental to the sale or purchase of products or services in the ordinary course, including licenses granted to vendors or other service providers solely for use in connection with providing services to a member of the Seller Group and “feedback” and similar licenses) or the creation or development of Seller Intellectual Property (other than Contracts with an employee of a member of the Seller Group entered into in the ordinary course of business consistent with past practices on standard form agreements) or (b) the license to any member of the Seller Group of any Intellectual Property used in the Business or necessary to the operation of the Business (other than licenses to Software that require annual payments of $50,000 or less or that are incidental to the sale or purchase of products or services in the ordinary course, including licenses granted by vendors or other service providers solely for use in connection with goods or services purchased by a Seller and “feedback” and similar licenses).

“Seller Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence, or state of fact that, directly or indirectly, individually or in the aggregate with other such events, changes, developments, effects, conditions, circumstances, matters, occurrences or facts that (a) has had or is reasonably expected to have a material adverse effect on the operation, properties, assets, liabilities, or condition of the Business (financial or otherwise), taken as a whole, or (b) prevents the performance by a member of the Seller Group of its obligations to consummate the Contemplated Transactions by the Termination Date; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or states of facts, whether alone or in combination, shall be taken into account in determining whether there has been or may be a Seller Material Adverse Effect: any adverse event, change, development, effect, condition, circumstance, matter, occurrence or state of facts attributable to (i) any general, global or national economic, monetary or financial condition, including changes or developments in prevailing interest rates, credit markets, securities markets, general economic or business conditions or currency exchange rates, or political or regulatory conditions, (ii) any act of God (including hurricanes, earthquakes, floods or other natural or man-made disasters), war, armed hostilities, military or police actions or terrorism, epidemics, disease outbreak or pandemics (including, for the avoidance of doubt, any changes or effects arising in connection with or resulting from COVID-19), public health emergencies, widespread occurrences of infectious diseases or other acts of nature, (iii) the operations, business, regulatory or other conditions in the industry in which the Business operates, (iv) the negotiation, execution, delivery, performance, pendency or announcement of this Agreement or the Contemplated Transactions (including the failure to obtain any consent or waiver, or deliver any notice, under any Contract listed on Section 3.4 of the Seller Disclosure Schedule and including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Affiliates), (v) any action taken or failed to be taken by a member of the Seller Group or its Affiliates at the request or with the written consent of Buyer, (vi) any other changes or effects arising in connection with or resulting from COVID-19, or (vii) any failure of a member of the Seller Group to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of “Seller Material Adverse Effect,” be taken into account in determining whether a “Seller Material Adverse Effect” has occurred or could reasonably be expected to occur); provided, however, to the extent that such event, change, development, effect, condition, circumstance, matter, occurrence, or state of fact has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates, only the incremental disproportionate adverse effect may be taken into account in determining whether a Seller Material Adverse Effect has occurred.

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“Seller Parties” has the meaning set forth in Section 4.10(a).

“Seller Related Person” has the meaning set forth in Section 3.25.

“[*****] Claim” has the meaning set forth in Section 8.1(d).

“[*****] Claim Termination Date” has the meaning set forth in Section 8.1(d).

“Shortfall Amount” has the meaning set forth in Section 2.8(h).

“Social Media Accounts” means any and all account registrations, handles, and profiles, for any public-facing (a) social media or social networking website or online service, (b) blog or microblog, (c) photo, video or other content-sharing website, (d) virtual game world or virtual social world, (e) rating and review website, (f) wiki or similar collaborative content website or (g) message board, bulletin board, or similar forum.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, and including any and all computer programs, systems software, application software (including mobile apps), firmware, middleware, models, software implementations of algorithms and methodologies development tools, programming tools, scripts, routines, and interfaces, irrespective of the media on which it is recorded (other than shrink wrap, click-thru or like licenses for commercial off-the-shelf software).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner, or (b) of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

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“Tax” or “Taxes” means all domestic or foreign federal, state, and local income, profits, franchise, gross receipts, environmental, customs, duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, capital gains, withholding, excise, value added, and occupancy taxes, or other taxes, duties or assessments of a similar nature imposed by a Governmental Authority, together with all interest, penalties, charges, duties, fees, fines and additions with respect to such amounts.

“Tax Adjustment Escrow Amount” means (a) if the Sales and Use Tax Report has not been delivered prior to Closing, an amount equal to Two Hundred Fifty Thousand Dollars ($250,000), or (b) if the Sales and Use Tax Report has been delivered prior to Closing, the amount of Taxes shown as due thereon that have not been paid by the Seller Group prior to the Closing.

“Tax Consideration” has the meaning set forth in Section 5.11.

“Tax Return” means any report, return, estimate, declaration, information return, or statement required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Termination Date” has the meaning set forth in Section 8.1(g).

“Third-Party Claim” has the meaning set forth in Section 7.4(a).

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the environment that may result from such Release.

“Title Company” means a title insurance company selected by Buyer and reasonably acceptable to Sellers. Without limiting the foregoing, the Seller Group confirms that First American Title Insurance Company, 833 E. Michigan Street, Suite 550, Milwaukee, WI 53202 is acceptable.

“Trade Secrets” means, collectively, trade secrets and other confidential or proprietary, information that is maintained in confidence and derives value from such confidentiality, such as inventions and discoveries (whether or not patentable or reduced to practice), designs, ideas, know-how, processes (including manufacturing and production processes), methods, techniques (including manufacturing and production techniques), research and development plans, formulae, algorithms, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information.

“Trademark Assignment” has the meaning set forth in Section 2.7(b)(iii).

“Transferred Employee” has the meaning set forth in Section 5.5(a).

“Transition Services Agreement” has the meaning set forth in Section 2.7(b)(ix).

“Vacant Owned Property” has the meaning set forth in the definition of “Facility.”

“Warehouse Lease Property” has the meaning set forth in the definition of “Facility.”

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“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“WARN Act Liabilities” has the meaning set forth in Section 5.12.

1.2 Rules of Construction.

Unless the context otherwise requires:

(a) A capitalized term has the meaning assigned to it in this Agreement;

(b) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) References to Articles, Sections, Schedules and Exhibits shall refer to articles, sections, schedules and exhibits of this Agreement, unless otherwise specified;

(e) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f) This Agreement is the product of arms-length negotiations between the Parties and shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and/or caused this Agreement to be drafted;

(g) All monetary figures shall be in U.S. dollars unless otherwise specified;

(h) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified and shall not be construed to limit any general statement that it follows to the specific or similar matters immediately following it;

(i) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if;”

(j) The word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation;

(k) The words “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires; and

(l) Whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document (other than a document that, pursuant to the terms of this Agreement, will be delivered after the date hereof), it shall mean the document was delivered to Buyer or its Representatives prior to, or made available for viewing by Buyer or its Representatives in the [*****] electronic data room hosted by Datasite (the “Data Room”), as that site existed as of 5:00 p.m. New York City, New York time on the date that is one (1) Business Day prior to the date of this Agreement.

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Article II
Purchase and Sale of Assets

2.1 Purchase and Sale of Assets.

(a) Subject to the terms and conditions of this Agreement, as of the Calculation Time, AMMO shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase, acquire and accept from AMMO, free and clear of all Liens other than Permitted Liens, all of AMMO’s right, title and interest in, to and under all of the property and assets and rights set forth on Section 2.1(a) of the Seller Disclosure Schedule and any additional assets identified pursuant to Section 2.5(c) (the “AMMO Assets”); provided, however, that in no event shall the AMMO Assets include any Excluded Asset.

(b) Subject to the terms and conditions of this Agreement, as of the Calculation Time, the Sellers shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, free and clear of all Liens other than Permitted Liens, all of the Sellers’ right, title and interest in, to and under all of the property and assets and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill) wherever located, which relate to or are used in connection with the Business, but excluding the Excluded Assets (the “Seller Assets”), including, without limitation, the following;

(i) all accounts receivable and other rights to payment from customers of the Business;

(ii) the Real Property, as follows;

(A) the Owned Real Property and all of Seller Group’s rights, title and interests therein, in connection with, or related thereto, including without limitation:

(1) the Seller Group’s rights under that certain City TID No. 21 Development Agreement with AMMO dated April 6, 2021 (the “Development Agreement”), by and between the City and AMMO with respect to the Developed Owned Property; and

(2) the Seller Group’s rights under that certain Option to Purchase (the “Purchase Option”) by and between the City and Firelight, dated June 1, 2023, and recorded in the office of the Manitowoc County, WI Register of Deeds on August 4, 2023, as Document No. 1264722, with respect to the Land Lease Property;

(B) the Land Leases and the corresponding leasehold estate in the Leased Real Property thereunder;

(iii) all personal property and interests therein owned by the Sellers used in the Business, including machinery, equipment, furniture, office equipment, computers and related hardware, software, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel, supplies and other tangible personal property, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

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(iv) all raw materials, work-in-process, finished goods, supplies and other inventories owned by the Sellers used in the Business, whether stored at a Seller location or stored at a third party location;

(v) all rights of the Sellers in, to and under the Assumed Contracts and the Purchase Orders;

(vi) all expenses that have been prepaid by the Sellers, or by AMMO on behalf of or for the benefit of the Sellers, in connection with the operation of the Business, including, but not limited to, lease and rental payments;

(vii) all of the Seller Group’s rights, claims, counterclaims, credits, causes of action or rights of set-off against third parties arising from the operation of the Business, liquidated or unliquidated, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties, except to the extent they relate to Excluded Assets or Excluded Liabilities;

(viii) the Intellectual Property owned by a member of the Seller Group that is set forth on Section 2.1(b)(viii) of the Seller Disclosure Schedule, and all other Intellectual Property owned by, assigned to, or obligated pursuant Section 2.1(a), to be assigned to, in each case as of the date of this Agreement or Closing, a member of the Seller Group that is used in connection with the Business or that is necessary to the operation of the Business, in each case, as applicable, together with all goodwill associated therewith, (collectively, the “Seller Intellectual Property”); provided, however, in the case of content contained in any Social Media Account of a member of the Seller Group, Seller Intellectual Property does not include content identified as having a third-party source, such as content posted by a third party or third-party content re-posted by or on behalf of a member of the Seller Group;

(ix) all books, records, files and papers, whether in hard copy or computer format, owned or maintained by the Sellers to the extent relating to the Business, including, without limitation, engineering information and records, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, supporting dependent documentation for all employees of the Sellers enrolled in any Plan, and supporting documentation for any active garnishment orders;

(x) all goodwill associated with the Business or the Purchased Assets; and

(xi) all other assets and property owned by the Sellers that are used in and necessary for the operation of the Business;

provided, however, (a) if and to the extent that AMMO owns, has an interest in, or is a party to any Seller Asset, such Seller Asset shall be deemed to be an AMMO Asset and included in the Purchased Assets without the necessity of being listed on Section 2.1(a) of the Seller Disclosure Schedule, and (b) that in no event shall the Seller Assets include any Excluded Asset.

2.2 Excluded Assets. Notwithstanding any provision in this Agreement or any other writing to the contrary, the following assets, properties, rights, licenses and businesses owned by any member of the Seller Group (the “Excluded Assets”) shall be retained by the Seller Group and shall be excluded from the Purchased Assets:

(a) all Cash;

(b) all bank accounts of the Seller Group;

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(c) all accounts receivable of the Seller Group that do not relate to the Business;

(d) any Tax assets of the Seller Group, including but not limited to any refunds of Taxes and any Tax deposits, and interest thereon and any deferred Tax assets of the Seller Group;

(e) the Retained Business;

(f) any contracts of insurance or related prepaid assets in respect of the Business (including, without limitation, prepaid insurance attributable to insurance coverage provided by the Seller Group that will not continue following the Closing Date) and all claims, credits causes of action or rights thereunder, other than the contracts of insurance listed on Schedule 3.20 or related prepaid assets applying exclusively to the Business, if any;

(g) assets relating to the Plans of each member of the Seller Group;

(h) any assets which relate to or correspond to an Excluded Liability;

(i) the rights of the Seller Group arising under this Agreement, the Ancillary Documents or the Contemplated Transactions;

(j) all Intellectual Property owned by AMMO, to the extent any, that is not Seller Intellectual Property;

(k) any Tax Returns, including related files and work papers;

(l) all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar applicable Law where the dormancy period elapsed prior to the Closing Date;

(m) the Organizational Documents and all minute books, stock records and corporate seals of each member of the Seller Group;

(n) any communications, records or files related to the Contemplated Transactions;

(o) all corporate functions and operations of AMMO;

(p) all payroll records, personnel files and other employment records pertaining to employees of the Seller Group;

(q) all other records that the Seller Group is required by Law to retain in their possession or that are subject to (i) applicable non-disclosure or confidentiality agreements that have been provided to Buyer, or (ii) any member of the Seller Group’s right to maintain attorney-client privilege relating to the Business; and

(r) any Contract other than an Assumed Contract.

2.3 Assumption of Liabilities. Upon the terms and subject to the terms and conditions of this Agreement, as of the Calculation Time, the Seller Group shall assign and transfer to Buyer, and Buyer shall assume only the following liabilities of the Seller Group (the “Assumed Liabilities”) and no other liabilities:

(a) all liabilities included in the calculation of Final Closing Net Working Capital;

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(b) all obligations of the Seller Group with respect to the Business under the Contracts listed on Schedule 2.3(b) (collectively, the “Assumed Contracts”) and the Purchase Orders, but only to the extent that such liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business consistent with past practices and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any member of the Seller Group on or prior to the Closing;

(c) all WARN Act Liabilities;

(d) liabilities related to ordinary course returns of finished goods included in the inventory of the Business as of the Closing;

(e) any Product Liability Claims and any Manufacturing Claims, in each case, only to the extent such Product Liability Claims or Manufacturing Claims relate to products sold after the one (1) year anniversary of the Closing Date;

(f) all liabilities that relate to Buyer’s conduct of the Business after Closing, excluding any Excluded Liabilities;

(g) the following liabilities with respect to the Real Property:

(i) all obligations of the Seller Group under the Real Property Leases; and

(ii) all obligations of Seller Group under the Development Agreement;

provided, however, that in no event shall the Assumed Liabilities include any Excluded Liability.

2.4 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities of any member of the Seller Group or their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). The Seller Group shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to the following:

(a) any liability arising out of or relating to the operation or conduct of the Retained Business by the Seller Group or any of their Affiliates;

(b) any liability that relates to, arises from or corresponds to an Excluded Asset;

(c) any and all liabilities related to current or former employees of the Seller Group, including, without limitation any liabilities associated with any claims for wages or other benefits, overtime compensation, bonuses, commissions, accrued vacation, paid time off, leaves of absence, workers’ compensation, severance, retention, termination or other payments and any liabilities arising under or in connection with any Plans, but not including any WARN Act Liabilities;

(d) any and all liabilities of any member of the Seller Group arising under this Agreement or the Contemplated Transactions hereby;

(e) any and all obligations to Baird or any other broker, finder or agent for any investment banking or brokerage fees, finders’ fees or commission relating to the transactions contemplated by this Agreement;

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(f) any Taxes of the Seller Group, including, without limitation, the Transfer Taxes as described in Section 9.1(a) and any Taxes of the Business or related to the Purchased Assets for any taxable period (or portion thereof) ending before the Closing Date;

(g) any and all liabilities in respect of any pending or threatened Proceedings arising out of, relating to, or otherwise in respect of the operation of the Business or Purchased Assets to the extent such Proceeding relates to such operation on or prior to the Closing Date;

(h) any product liability or similar claim for injury to any Person or property arising out of or is based upon any express or implied representation, warranty, agreement or guaranty made by any member of the Seller Group, or by reason of the improper performance or manufacture of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products manufactured or sold by the Seller Group (collectively, “Product Liability Claims”), prior to the Closing Date, but only to the extent such Product Liability Claims relate to products sold prior to the one (1) year anniversary of the Closing Date;

(i) any recall, design defect or similar claims of any products manufactured or sold by the Seller Group (collectively, “Manufacturing Claims”), in each case, prior to the Closing Date, but only to the extent such Manufacturing Claims relate to products sold prior to the one (1) year anniversary of the Closing Date;

(j) any claims or liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of the Seller Group;

(k) any liabilities of the Business relating to or arising out of unfulfilled commitments, purchase orders, customer orders or work orders that do not constitute part of the Purchased Assets;

(l) any liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Seller Group (including with respect to any breach of fiduciary obligations by the same); provided, that this does not include such liabilities which relate to such officer, director, employee or agent in their employment with Buyer or its Affiliates after the Closing;

(m) any Indebtedness or any liabilities associated therewith;

(n) any liabilities arising out of, in respect of or in connection with the failure of any member of the Seller Group or any of their Affiliates to comply with any Law or Order; and

(o) the liabilities set forth in Section 2.4(o) of the Seller Disclosure Schedule.

provided, however, to the extent any Purchased Asset which is a Contract would provide any member of the Seller Group recourse against a third party for such claims or liabilities, at Seller Group’s request, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to the extent permitted by such Contract and applicable Law to provide the Seller Group reasonable access to such documents and personnel of Buyer to assist the Seller Group in seeking recourse from such third party and the Seller Group shall jointly and severally indemnify Buyer and its Affiliates from all Losses, costs and expenses related to any such efforts or actions.

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2.5 Corrective Transfer of Assets.

(a) If, after the Closing, Buyer or any of its Affiliates possess any Excluded Asset, Buyer shall, or shall cause its Affiliates to, transfer such asset to a Seller or its Affiliate (as designated by Sellers) at no cost to Sellers.

(b) If, after the Closing, any member of the Seller Group or any of its Affiliates possess any Purchased Asset, such member of the Seller Group shall, or shall cause its Affiliates to, transfer such asset to Buyer or its Affiliate (as designated by Buyer) at no cost to Buyer, subject to Section 2.10.

(c) If, after the Closing, any property, asset or right held by AMMO is found by Buyer or the Seller Group to be exclusively related to or necessary for the operation of the Business and should have been an AMMO Asset but was not listed on Section 2.1(a) of the Seller Disclosure Schedule, (a) promptly after making such determination, AMMO shall transfer such property, asset or right to Buyer or its Affiliate (as designated by Buyer) at no cost to Buyer, and (b) such property, asset or right shall be deemed an “AMMO Asset” for all purposes under this Agreement. For the avoidance of doubt, assets related to or used in corporate functions of AMMO, such as accounting, human resources and compliance matters shall not be deemed to be Purchased Assets.

2.6 Consideration. Subject to the terms and conditions of this Agreement, the consideration that Buyer shall pay to the Seller Group for the Purchased Assets, the Assumed Liabilities, and other rights of Buyer hereunder shall be an amount equal to (a) the Bid Cash Amount plus (b) the amount, if any, by which Final Closing Net Working Capital exceeds the Net Working Capital Target minus (c) the amount, if any, by which Final Closing Net Working Capital is less than the Net Working Capital Target (the total of the amounts set forth in items (a) through (c), the “Purchase Price”).

2.7 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place remotely by e-mail exchange of electronic (.pdf format) counterpart signature pages on the date that is two (2) Business Days after the day on which the last of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived in accordance with this Agreement, or at such other date and place as the Parties shall otherwise mutually agree. The Parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents, and the prior physical exchange of certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or their outside counsel) of their release at Closing.

(b) At the Closing, the Seller Group shall deliver or cause to be delivered to Buyer:

(i) a bill of sale, substantially in the form of Exhibit A hereto for the Purchased Assets (the “Bill of Sale”), duly executed by each member of the Seller Group;

(ii) an assignment and assumption agreement for the Assumed Liabilities to be assigned to Buyer, substantially in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”), duly executed by each member of the Seller Group;

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(iii) trademark assignment agreement, substantially in the form of Exhibit C hereto (the “Trademark Assignment”), duly executed by each Seller that owns a Mark included in the Seller Intellectual Property;

(iv) a patent assignment agreement, substantially in the form of Exhibit D hereto (the “Patent Assignment”), duly executed by AMMO Tech;

(v) an intellectual property assignment, substantially in the form of Exhibit E hereto (the “IP Assignment Agreement”), duly executed by AMMO, as assignor, and AMMO Tech, as assignee, executed effective immediately prior to the Closing;

(vi) the Escrow Agreement, duly executed by each member of the Seller Group;

(vii) with respect to the Owned Real Property;

(A) an Assignment and Assumption of the Development Agreement in form and substance reasonably satisfactory to Buyer (“Assignment and Assumption of Development Agreement”) duly executed by the applicable Seller and the City;

(B) an Assignment and Assumption of the Purchase Option in form and substance reasonably satisfactory to Buyer (“Assignment and Assumption of Purchase Option”) duly executed by the applicable Seller and the City;

(C) a recordable special warranty deed in customary form (the “SWD”), conveying to Buyer insurable fee simple title to the Owned Real Property, free and clear of all Liens except for Permitted Liens, duly executed by the applicable member of the Seller Group, and utilizing Seller Group’s record legal description, and a recordable quitclaim deed in customary form (collectively with the SWD, the “Deed”), conveying to Buyer a fee simple title to the Owned Real Property, duly executed by the applicable member of the Seller Group, and utilizing, at Buyer’s option, either or both the legal description from the title commitment or the ALTA/NSPS land title survey obtained by Buyer. As set forth in Section 2.8(i)(i), the Seller Group shall pay all amounts, costs, expenses, penalties, fees and premiums necessary to satisfy and discharge all mortgages, deeds of trust, or other security interests encumbering the Owned Real Property which are not Permitted Liens;

(D) payoff letters from each lender of Seller Group that is the beneficiary of any mortgage, deed of trust, or other security interest encumbering the Owned Real Property;

(E) pursuant to the Real Property Tax Act of 1980, as amended, an affidavit in customary form and substance that the applicable Seller is not a foreign person under Code Section 1445 and stating the applicable member of the Seller Group’s United States taxpayer identification number, duly executed by the applicable member of the Seller Group;

(F) owner’s affidavit(s) from the applicable Sellers, in form and content satisfactory to the Title Company and Seller Group, confirming that there are no known outstanding unsatisfied judgments, tax liens or bankruptcies against or involving the Seller Group which may constitute a lien on the Owned Real Property, that the Seller Group has no knowledge of any labor or material furnished to the Owned Real Property for which mechanics liens could be filed, that there are no known unrecorded interests in, or claims relating to, the Owned Real Property, certifying the identity of any parties in actual possession of the Owned Real Property, and such other matters as are customarily required with respect to the issuance of the Title Policy free and clear of all Liens except for Permitted Liens, duly executed by the applicable Sellers;

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(G) such other documentation and instruments as may be reasonably required by the Title Company and reasonably approved by the Seller Group to effectuate the transfer of the Owned Real Property and the issuance of the Title Policy, including reasonable verification of the authority of the signatories of the Seller Group to execute the Seller Group’s respective closing deliveries, all duly executed by the applicable member of the Seller Group;

(viii) with respect to each Leased Real Property, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) duly executed by the applicable Seller and the applicable landlord;

(ix) a Transition Services Agreement, in such form as mutually agreed upon by the Parties in accordance with Section 5.22 (the “Transition Services Agreement”), duly executed by each member of the Seller Group;

(x) the third-party consents listed on Section 6.3(c) of the Seller Disclosure Schedule;

(xi) evidence satisfactory to Buyer that all Liens (other than Permitted Liens) have been, or concurrently with Closing will be, released on the Purchased Assets;

(xii) certificates of good standing for each member of the Seller Group dated within ten (10) Business Days of the date of Closing from the state of formation of each member of the Seller Group;

(xiii) a properly completed and executed IRS Form W-9 for each Seller and AMMO;

(xiv) properly endorsed title documents (or replacement title documents) for all vehicles and other titled Purchased Assets;

(xv) a sales and use tax report from the Wisconsin Department of Revenue dated between signing and Closing setting forth (A) a summary of all sales and use tax returns filed by Enlight, including any missing or estimated periods, and (B) a summary of all sales and use Tax obligations due and payable by Enlight to the State of Wisconsin (the “Sales and Use Tax Report”);

(xvi) to the extent Buyer provides the [*****] Notice prior to Closing, a Subcontractor Agreement with respect to the [*****] Contracts set forth on the [*****] Notice, in form and substance reasonably satisfactory to Buyer (the “Subcontractor Agreement”), duly executed by AMMO granting Buyer the right to operate under the assumed [*****] Contracts through such date on which Buyer has received a formal novation of contract with respect to such assumed [*****] Contracts; and

(xvii)   such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

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(c) At the Closing, Buyer shall deliver or cause to be delivered:

(i) to the Seller Group, by wire transfer of immediately available funds in accordance with the wire instructions and other directions set forth on Section 2.7(c) of the Seller Disclosure Schedule or as delivered to Buyer by Seller Group at least two Business Days prior to Closing, an amount equal to (A) the Closing Payment minus (B) the Adjustment Escrow Amount minus (C) the Tax Adjustment Escrow Amount (if any);

(ii) to the Escrow Agent, by wire transfer of immediately available funds, to the accounts designated in writing by the Escrow Agent at least two (2) Business Days prior to the Closing Date, the Adjustment Escrow Amount and the Tax Adjustment Escrow Amount (if any);

(iii) to the Seller Group, the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(iv) to the Seller Group, the Bill of Sale, duly executed by Buyer;

(v) to the Seller Group, the Assignment and Assumption Agreement, duly executed by Buyer;

(vi) to the Seller Group, the Trademark Assignment, duly executed by Buyer;

(vii) to the Seller Group, the Patent Assignment, duly executed by Buyer;

(viii) with respect to the Real Property:

(A) to the Seller Group, any required real property transfer tax forms, duly executed by the Buyer, to the extent applicable;

(B) to the Seller Group, such other documentation and instruments as may be reasonably required by the Title Company, if any, to effectuate the transfer of the Owned Real Property and the issuance of the Title Policy, all duly executed by the Buyer;

(C) to the Seller Group, the Assignment and Assumption of Development Agreement, duly executed by Buyer;

(D) to the Seller Group, the Assignment and Assumption of Purchase Option, duly executed by Buyer;

(E) with respect to each Leased Real Property, an Assignment and Assumption of Lease duly executed by Buyer;

(ix) to the Seller Group, the Transition Services Agreement, duly executed by Buyer; and

(x) to Enlight, a properly completed and duly executed Wisconsin Sales and Use Tax Exemption Certificate, Form S-211, for the finished goods included in inventory, indicating a resale exemption.

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2.8 Adjustments to Purchase Price.

(a) At least two (2) Business Days prior to the Closing Date, Sellers shall deliver or cause to be delivered to Buyer a statement (the “Closing Date Statement”) setting forth in reasonable detail the Sellers’ good faith estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”).

(b) As promptly as practicable following the Closing Date, but no later than fifteen (15) Business Days after the Closing Date, at Buyer’s direction, Buyer shall cause certain accounting and operations personnel of Buyer or an Affiliate of Buyer to complete a physical inventory count of the inventory of the Business located at the Facilities as of the Calculation Time. Such physical inventory count and related assessment by Buyer shall be conducted following industry standard procedures and will be observed following GAAP. Buyer will provide Seller Group with at least three (3) Business Days’ prior written notice of the date or dates on which the physical inventory count will be taken and will permit a representative from the Seller Group to observe the physical inventory count and may provide comments to Buyer regarding the inventory count, which Buyer shall consider and incorporate in good faith. The Seller Group will be entitled to receive a copy of the results of the physical inventory count and related assessment by Buyer for each physical inventory taken as soon as practicable and such results will be used by Buyer in the preparation of the Purchase Price Adjustment Statement described below and the valuation for the inventory therein. Notwithstanding the foregoing, the results of the inventory count pursuant to this Section 2.8(b) shall in no way affect the ability of Buyer to test the inventory and to deduct any inventory that does not conform to SAAMI or CIP specifications discovered within one hundred twenty (120) days following the Closing Date from Closing Net Working Capital pursuant clause (a)(v) of Section 1.1(a) of the Seller Disclosure Schedule.

(c)   As promptly as possible, but in any event within one hundred twenty (120) days after the Closing Date (“Report Period”), Buyer shall prepare and deliver to the Seller Group (i) a consolidated balance sheet of the Business as of the Calculation Time and (ii) a written statement (the “Purchase Price Adjustment Statement”) setting forth Buyer’s good faith calculation of the Closing Net Working Capital and the resulting Purchase Price (assuming the amounts set forth in the Purchase Price Adjustment Statement were final) together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Purchase Price Adjustment Statement, all of which shall be prepared and determined in accordance with this Agreement (including, to the extent applicable, the definitions contained herein and the calculations set forth on Section 1.1(b) of the Seller Disclosure Schedule). The Parties agree that the purpose of preparing the balance sheet and determining Closing Net Working Capital and the related adjustments contemplated by this Section 2.8(c) is to measure the amount of the Closing Net Working Capital and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the balance sheet or determining the Closing Net Working Capital from those used in the preparation of the Estimated Closing Net Working Capital pursuant to Section 2.8(a), and that each shall be prepared or determined, as applicable, in accordance with the terms of this Agreement. Following the delivery of the Purchase Price Adjustment Statement, Buyer shall provide the Seller Group and its Representatives with reasonable access to the business records and documentary materials and analyses used in the preparation of the Purchase Price Adjustment Statement, and shall use its reasonable best efforts to cause its accountants to, cooperate with and assist the Seller Group and its accountants in the conduct of the review of such business records, documentary materials and analyses, including by providing reasonable access to any books, records and work papers and making available personnel to the extent reasonably required in connection with such review, all to the extent deemed reasonably necessary by the Seller Group. Buyer agrees that, following the Closing through the date that the Purchase Price Adjustment Statement becomes final, binding and conclusive on all Parties in accordance with this Section 2.8, it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures that would reasonably be expected to impede or delay the determination of Closing Net Working Capital and the Final Adjustment Amount or the preparation of any Objection Dispute or the final Purchase Price Adjustment Statement. If Buyer does not deliver the Purchase Price Adjustment Statement to the Seller Group within the Report Period, then at the election of the Seller Group (acting in its sole discretion), either (A) the Seller Group may prepare and present the Purchase Price Adjustment Statement within an additional thirty (30) calendar days thereafter, or (B) the Closing Date Statement and the Estimated Closing Net Working Capital as set forth thereon shall be final and binding for all purposes hereunder. If the Seller Group elects to prepare the Purchase Price Adjustment Statement in accordance with clause (A) in the immediately preceding sentence, then the Seller Group shall deliver written notice to Buyer of such election, and all references in Section 2.8(d) and Section 2.8(e) to Buyer, on the one hand, and the Seller Group, on the other hand, will be deemed to be references to the Seller Group, on the one hand, and Buyer, on the other hand, respectively.

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(d) If the Seller Group disagrees with the calculation of any of the items set forth in the Purchase Price Adjustment Statement, the Seller Group shall notify Buyer in writing of such disagreement (an “Objection Dispute”) within thirty (30) days after receipt of the Purchase Price Adjustment Statement by the Seller Group; provided, however, that in the event that Buyer does not provide any materials reasonably requested by the Seller Group within five (5) days of request therefor (or such shorter period as may remain in such thirty (30) day period), such thirty (30) day period shall be extended by one day for each additional day required for Buyer to fully respond to such request. Any Objection Dispute shall specify in reasonable detail the nature of any disagreement so asserted together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations objected to in the Purchase Price Adjustment Statement, all of which shall be prepared and determined in accordance with this Agreement. If the Seller Group fails to deliver written notice of an Objection Dispute to Buyer within thirty (30) days after delivery of the Purchase Price Adjustment Statement to the Seller Group, the Purchase Price Adjustment Statement shall be deemed final and binding on the Parties for purposes of this Agreement, including the calculation of the Purchase Price.

(e) If the Seller Group delivers a notice of an Objection Dispute pursuant to Section 2.8(d), Buyer and the Seller Group shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and the Seller Group shall be final and binding upon the Parties and the Purchase Price Adjustment Statement shall be adjusted in accordance with such resolution. If Buyer and the Seller Group are unable to resolve all Objection Disputes within twenty (20) days of delivery of written notice of such Objection Disputes by the Seller Group to Buyer, then the disputed matters shall, at the request of either the Seller Group or Buyer, be referred for final determination to Grant Thornton (the “Accounting Firm”) within fifteen (15) days thereafter. If such firm is unable to serve, Buyer and the Seller Group shall jointly select an Accounting Firm from an accounting firm of national standing. If Buyer and the Seller Group are unable to agree upon an Accounting Firm within such time period, then the Accounting Firm shall be an accounting firm of national standing designated by the American Arbitration Association. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the unresolved items in dispute that were included in the notice of an Objection Dispute were prepared in accordance with this Agreement, in the Accounting Firm’s capacity as an expert and not an arbitrator, and the engagement agreement with the Accounting Firm shall instruct the Accounting Firm to determine, on such basis, whether and to what extent the Purchase Price Adjustment Statement requires adjustment solely in accordance with the terms of this Agreement. The Accounting Firm shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which Buyer and the Seller Group have disagreed, within the applicable time periods and on the terms specified in Section 2.8(d) and this Section 2.8(e), and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Firm shall deliver to Buyer and the Seller Group, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein. In resolving any disputed item, the Accounting Firm shall be bound by the principles set forth in this Section 2.8 and shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Seller Group or less than the smallest value for such item claimed by either Buyer or the Seller Group. Such report shall be final and binding upon all of the Parties for purposes of this Agreement, and the Purchase Price Adjustment Statement shall be adjusted in accordance with such report. The fees, expenses, and costs of the Accounting Firm shall be borne equally by Buyer, on the one hand, and the Seller Group, on the other hand. Upon the agreement of Buyer and Sellers in accordance with the first sentence of this Section 2.8(e) or the decision of the Accounting Firm, or if the Seller Group fails to deliver written notice of disagreement to Buyer within the thirty (30) day period provided in Section 2.8(d), the Purchase Price Adjustment Statement, as adjusted (if applicable) pursuant to the terms of this Agreement, shall be deemed to be the final Purchase Price Adjustment Statement for purposes of this Section 2.8 (the “Final Purchase Price Adjustment Statement”) and shall be deemed to be final and binding on the Parties for purposes of this Agreement. The Closing Net Working Capital as shown on the Final Purchase Price Adjustment Statement, shall be referred to as the “Final Closing Net Working Capital”. For purposes of this Agreement, the “Final Adjustment Amount,” which may be positive or negative, means the Final Closing Net Working Capital minus the Estimated Closing Net Working Capital.

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(f) If the Final Adjustment Amount is a positive number, the Seller Group shall be entitled to receive from Buyer an amount in cash equal to the Final Adjustment Amount which shall be paid pursuant to Section 2.8(g). If the Final Adjustment Amount is a negative number, Buyer shall be entitled to receive payment of such amount which shall be paid pursuant to Section 2.8(h). Any payment made pursuant to this Section 2.8 shall be treated as an adjustment to the Purchase Price for all purposes, including Tax purposes, except as otherwise required by Law.

(g) If the Seller Group is entitled to receive payment pursuant to Section 2.8(f), then (i) Buyer shall, not more than five (5) Business Days after determination of the Final Adjustment Amount, make payment of the Final Adjustment Amount by wire transfer in immediately available funds (or other alternative delivery arrangement mutually agreed by the Seller Group and Buyer) to, or as directed by, the Seller Group, and (ii) not more than five (5) Business Days after determination of the Final Adjustment Amount, Buyer and the Seller Group shall deliver a Joint Direction instructing the Escrow Agent to make a payment to, or as directed by, the Seller Group in an amount equal to the balance of the Adjustment Escrow Account.

(h) If Buyer is entitled to receive payment pursuant to Section 2.8(f), Buyer shall be entitled to receive a payment in cash out of the Adjustment Escrow Account in an amount equal to the absolute value of the Final Adjustment Amount. Not more than five (5) Business Days after determination of the Final Adjustment Amount, Buyer and the Seller Group shall deliver a Joint Direction instructing the Escrow Agent to make a payment to Buyer in an amount equal to the lesser of the Final Adjustment Amount and the Adjustment Escrow Amount. To the extent the Final Adjustment Amount exceeds the funds in the Adjustment Escrow Account (such deficiency, the “Shortfall Amount”) then, the Seller Group, on a joint and several basis, shall be liable for and shall make payment of the Shortfall Amount to such account as directed by Buyer by wire transfer in immediately available funds (or other alternative delivery arrangement mutually agreed by Sellers and Buyer) to, or as directed by, Buyer, within five (5) Business Days after determination of the Final Adjustment Amount. In addition, if the amount in the Adjustment Escrow Account is greater than the Final Adjustment Amount, then Buyer and the Seller Group shall deliver a Joint Direction instructing the Escrow Agent to make a payment out of the Adjustment Escrow Account equal to (i) the balance of the Adjustment Escrow Account minus (ii) the Final Adjustment Amount to, or as directed by, the Seller Group.

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(i) Real Property Costs; Prorations; Adjustments; D&O.

(i) At the Closing, the following shall be adjusted to and credited between the Seller Group and Buyer and shall be prorated as of the Closing Date in the manner customary for similar properties in Manitowoc, WI, which shall be deemed final: (A) for the Owned Real Property, all general and specific real estate taxes, assessments and other city, township, county or state fees or charges (provided that any Taxes applicable to the Owned Real Property (other than Transfer Taxes) shall be prorated in the manner set forth in Section 9.1(b)); and (B) for the Real Property Leases, all rent and other items of accrued or prepaid income and expenses.

(ii) At the Closing, the Seller Group shall pay for (A) all costs to satisfy and remove any Lien on the Owned Real Property that is not a Permitted Lien; (B) the cost of recording the Deed; (C) all Transfer Taxes applicable to the sale of the Owned Real Property; (D) the base premium for the Title Policy in the amount of the Owned Property Purchase Price; and (E) the gap insurance premium (if applicable). Buyer shall pay (W) the D&O Runoff cost; (X) the cost of any extended coverage for or endorsements to the Title Policy; and (Y) the cost of any survey Buyer obtains. The Seller Group and Buyer shall each pay one-half (½) of any closing fee or charge imposed by the Title Company.

2.9 Escrow.

(a) At the Closing, as provided in Section 2.7(c)(ii) hereof, Buyer shall deliver, by wire transfer of immediately available funds (a) the Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Adjustment Escrow Account”), and (b) the Tax Adjustment Escrow Amount if any, to the Escrow Agent for deposit into an escrow account (the “Tax Adjustment Escrow Account”), each established pursuant to the terms of the Escrow Agreement. Buyer, on the one hand, and the Seller Group, on the other hand, shall each be responsible for one half (1/2) of the fees and expenses of the Escrow Agent.

(b) Within five (5) Business Days following the Closing, the Seller Group shall request a Tax Clearance Certificate, in the form and substance reasonably agreed to by Buyer, from the Wisconsin Department of Revenue for Enlight. If such Tax Clearance Certificate provides that Enlight owes any Taxes, then Enlight or AMMO shall cause such Taxes to be paid to the Wisconsin Department of Revenue within ten (10) Business Days of receipt of such Tax Clearance Certificate and, Buyer and the Seller Group shall, within three (3) Business Days of Buyer’s receipt of reasonable documented evidence of such payment being made, deliver a Joint Direction instructing the Escrow Agent to release any balance in the Tax Adjustment Escrow Account to the Seller Group. If the amount of the Taxes owed by Enlight as indicated on the Tax Clearance Certificates exceeds the Tax Adjustment Escrow Amount, the Seller Group shall be jointly and severally liable to pay such amount within ten (10) Business Days of receipt of such Tax Clearance Certificate.

2.10 Non-assignable Properties, Permits, Licenses and Contracts.

(a) This Agreement will not constitute an assignment or transfer, or an attempted assignment or transfer, of any Permits, approval, license, Contract, agreement or similar item which, but for this Section 2.10(a), would constitute a Purchased Asset (a “Non-Assignable Asset”), if and to the extent that the assignment or transfer of such Non-Assignable Asset: (i) would require the consent or waiver of a third party, including any Governmental Authority and such consent or waiver has not been obtained; (ii) would constitute a breach of the terms of such Non-Assignable Asset; or (iii) would constitute a violation of any Law.

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(b) Buyer and the applicable member of the Seller Group will use commercially reasonable efforts to obtain such consents and waivers and to resolve the impracticalities of assignment referred to in Section 2.10(a) and, in the interim, obtain for Buyer the benefit of any Non-Assignable Asset.

(c) If such consent or waiver referred to in Section 2.10(a) is not obtained, or if an attempted assignment would be ineffective or would impair Buyer’s rights with respect to a Non-Assignable Asset so that Buyer would not, in fact, receive all such rights, then, until the impracticalities of assignment referred to in Section 2.10(a) are resolved:

(i) The applicable member of the Seller Group will use commercially reasonable efforts to (A) provide to and/or obtain for Buyer (other than with respect to the costs or expenses of performance of such member of the Seller Group’s obligations which are included in the Assumed Liabilities which will be borne by Buyer as provided in this Agreement), the benefits of any Non-Assignable Asset; (B) cooperate in any reasonable and lawful arrangement designed to provide or obtain such benefits to Buyer, and (C) at the request of Buyer, enforce for the account of Buyer any right of such member of the Seller Group arising from any Non-Assignable Asset against such issuer or the other party or parties referred to in Section 2.10(a) (including the right to elect to terminate in accordance with the terms of such Non-Assignable Asset on the advice of Buyer); and

(ii) With respect to any Permits, certifications and listings or the like with respect to the Business issued to a member of the Seller Group by any Governmental Authority or certification organization which constitute a Non-Assignable Asset, such member of the Seller Group will use commercially reasonable efforts to retain in good standing such Permits, certifications and listings or the like until such time as the work to be performed by Buyer (or its designee) under any Assumed Contracts requiring such Permits, certifications and listings or the like has been completed and Buyer has received full payment.

(d) To the extent that Buyer is provided the benefits of any Non-Assignable Asset pursuant to this Section 2.10, Buyer will perform the obligations of such member of the Seller Group under or in connection with such Non-Assignable Asset.

2.11 Withholding. Buyer shall be entitled to deduct and withhold, from any amounts otherwise payable pursuant to this Agreement, all Taxes that are required to be deducted and withheld under any applicable Law. To the extent that any such amounts are so deducted or withheld, such amounts shall be paid over to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to making any withholding, Buyer shall use commercially reasonable efforts to (a) provide the relevant Person from which such withholding will be made with at least five (5) Business Days’ advance notice of its intent to withhold (taking into account the relevant facts and circumstances) and (b) cooperate in good faith with the relevant Person from which such withholding will be made to eliminate or mitigate any required withholding under applicable law.

Article III
Representations and Warranties with respect to the Seller Group

Except as set forth in the Seller Disclosure Schedule, each member of the Seller Group, jointly and severally hereby represents and warrants to Buyer as follows:

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3.1 Organization and Power.

(a) Each member of the Seller Group is duly organized, validly existing and in good standing in its jurisdiction of organization. Each member of the Seller Group has all corporate or limited liability company power, as applicable, and authority necessary to (i) own or lease its property and assets, specifically including but not limited to the Purchased Assets, (ii) to carry on its business as currently conducted, including the Business (iii) to convey, assign, and transfer the Purchased Assets as set forth in this Agreement, (iv) to execute and deliver this Agreement and each Ancillary Document to which such member of the Seller Group is a party and to perform its obligations hereunder and thereunder, and (v) to consummate the Contemplated Transactions.

(b) Each member of the Seller Group is duly qualified to do business as a foreign corporation or foreign limited liability company, as applicable, in each jurisdiction in which the nature of the Business or the character of the properties owned or leased by it require such qualification, except where the failure to be so qualified would not have a material and adverse effect on the Business or Purchased Assets.

3.2 Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which each member of the Seller Group is a party and the performance by each member of the Seller Group of the Contemplated Transactions that are required to be performed by such member of the Seller Group have been duly authorized by such member of the Seller Group, and no other corporate or limited liability company proceedings on the part of any member of the Seller Group (including, without limitation, any stockholder or member vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which any member of the Seller Group is a party or the consummation of the Contemplated Transactions that are required to be performed by each member of the Seller Group. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by any member of the Seller Group will be, at the Closing, duly authorized, executed and delivered by such member of the Seller Group and assuming that such agreements are a valid and legally binding obligation of the other parties hereto or thereto, constitute, or as of the Closing Date will constitute, a valid and legally binding agreement of such member of the Seller Group, enforceable against such member of the Seller Group, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 Capitalization.

(a) AMMO owns all of the issued and outstanding Equity Securities of each Seller in such amounts as set forth on Section 3.3(a) of the Seller Disclosure Schedule. All outstanding Equity Securities of the Sellers are duly authorized, have been validly issued, have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities Laws or exemptions therefrom. None of the Sellers has any outstanding options or other securities convertible into or exchangeable or exercisable for any shares of its capital stock or limited liability company interests (as applicable) or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any shares of its capital stock or limited liability company interests (as applicable).

(b) Subsidiaries. None of the Sellers have any Subsidiaries nor do any of the Sellers own, directly or indirectly, any equity interests in any Person.

(c) Schedule 3.3(c) of the Seller Disclosure Schedule sets forth a list of all Organizational Documents in effect for each Seller, including all amendments made thereto at any time prior to the Closing Date, and true, accurate and complete copies of each have been provided to Buyer in the Data Room.

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3.4 No Violation. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, the execution and delivery by the Seller Group of this Agreement and the Ancillary Documents to which any member of the Seller Group is a party, the consummation of the Contemplated Transactions by the Seller Group and compliance with the terms of this Agreement and the Ancillary Documents to which any member of the Seller Group is a party do not (i) conflict with or violate any provision of the Organizational Documents of such member of the Seller Group, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.6 have been obtained and all filings described therein have been made, conflict with or violate any Law or Order applicable to the Seller Group or by which their respective properties are bound, (iii) result in the creation or imposition of any Lien other than a Permitted Lien upon the Purchased Assets, (iv) result in the creation or imposition of any Lien other than a Permitted Lien upon such member of the Seller Group; (v) require any material filing with, notice to or consent, waiver, or approval of any third party, other than the consents, approvals and authorizations contemplated by Section 3.6, or (vi)  violate or result in a material breach of or constitute a default under, or require the consent of any third party under, or result in or permit the termination of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or give rise to any right of termination, cancellation, modification or acceleration of any material right under any Material Contract.

3.5 Documents Sufficient. Assuming valid execution by the Buyer, the documents delivered by the Seller Group to Buyer pursuant to Section 2.7(b) of this Agreement are valid, sufficient and effective to completely transfer to Buyer the full legal and equitable title to the Purchased Assets.

3.6 Governmental Authorizations and Consents. Except as disclosed in Section 3.6 of the Seller Disclosure Schedule, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by any member of the Seller Group in connection with the execution, delivery and performance, validity and enforceability of this Agreement or any Ancillary Documents to which any member of the Seller Group is, or is to be, a party or the consummation by the Seller Group of the Contemplated Transactions, except for those Governmental Consents listed in Section 3.6 of the Seller Disclosure Schedule.

3.7 Financial Statements. Section 3.7(a) of the Seller Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (a) the unaudited combined balance sheet and related statement of comprehensive income of the Sellers (with respect to the Business) as of or for the periods ended (as applicable) March 31, 2023 and March 31, 2024 and (b) the unaudited balance sheet of the Sellers (with respect to the Business) as of June 30, 2024 (the “Balance Sheet Date”). The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, and fairly present in all respects the combined financial condition of the Business as of its respective date and the consolidated results of operations and stockholders’ equity, or cash flows, as the case may be, of the Business for the period covered thereby, subject to the absence of footnote disclosures and normal and recurring end-of-period adjustments.

3.8 No Undisclosed Liabilities. Except as set forth on Section 3.8 of the Seller Disclosure Schedule, the Sellers do not have any material liabilities, commitments, or obligations related to the Business and there are no existing conditions, facts or set of circumstances that could reasonably be expected to result in, any material liability, commitment, payment, or obligation of the Sellers (with respect to the Business) other than (a) those which are adequately reflected or reserved against on the face of the Financial Statements as of the Balance Sheet Date, or (b) those incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices and which are not liabilities, commitments, payments, or obligations for a breach of warranty, breach of contract, tort, infringement, or violation of any Laws.

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3.9 Absence of Certain Changes and Events. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, (a) since the Balance Sheet Date, there has not been any change in the business, operations or financial condition of the Business that has had, individually or in the aggregate, a Seller Material Adverse Effect and (b) since the Balance Sheet Date through the date hereof, no Seller has, with respect to the Business:

(i) acquired (including by merger, consolidation or acquisition of stock) any assets, tangible or intangible, for an amount that exceeds $100,000 in the aggregate, other than inventory acquired in the ordinary course of business consistent with past practices;

(ii) sold (other than the sale of inventories in the ordinary course of business consistent with past practices), leased, pledged, mortgaged, assigned, liquidated or otherwise disposed of any assets or property related to the Business, tangible or intangible, with a value greater than $100,000 or of any such other asset or property related to the business with an aggregate value of $100,000;

(iii) incurred Indebtedness for borrowed money that exceeds $100,000;

(iv) cancelled, relieved or forgiven any third party Indebtedness for borrowed money owed to the Seller Group in excess of $100,000;

(v) incurred any capital expenditure in excess of $100,000 other than for routine and customary repairs or replacement;

(vi) modified or amended its respective Organizational Documents;

(vii) issued, sold or otherwise permitted to become outstanding any shares of capital stock or limited liability company units, or split, combined, reclassified, repurchased, or redeemed any shares of capital stock or limited liability company units;

(viii) adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;

(ix) established, adopted, entered into, amended (including any amendment with a future effective date), any benefit or compensation plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof or terminated any Plan, or accelerated the payment, vesting, or funding of, or increased the amount of or granted any additional compensation or benefits thereunder or otherwise;

(x) (A) increased or agreed to make any increase (including any promise of an increase) in the compensation (including bonuses) payable by such Seller to any employee of the Business, other than annual increases in the ordinary course of business, consistent with past practices, or (B) entered into an employment or other compensation agreement with any employee of the Business, providing for base salary at a rate of more than $250,000 per annum, a severance amount equal to more than six (6) months of base compensation upon a change in control event;

(xi) received notice of any material damage to or destruction or loss of any Purchased Asset, whether or not covered by insurance;

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(xii) received notice of any service, recall or warranty issue for any product marketed, designed, manufactured, made, or sold by any Seller;

(xiii) entered into, terminated, amended, or modified any Material Contract or waived any material rights thereunder;

(xiv) hired, engaged, terminated (without cause), furloughed, or temporarily laid off any employee or independent contractor with an annual compensation at or above $100,000;

(xv) terminated, cancelled, or experienced an adverse change in the business relationship with any customer or supplier of any Seller with respect to the Business, including, but not limited to, any written or oral, notice by any customer or supplier of an intention to discontinue, cancel, reduce the volume under, renegotiate or otherwise change the terms of its relationship with any Seller, including the terms of any customer or supplier program;

(xvi) waived or released any non-compete, non-solicit, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation of any current of former employee or independent contractor;

(xvii)   (A) reduced, other than as a result of the payment of claims, the amount of any insurance coverage provided by existing insurance policies other than upon the expiration of any such policy; (B) failed to maintain in full force and effect insurance coverage materially consistent with past practices, (C) failed to renew or replace any existing insurance coverage, or (D) made any claim or received any payment under or pursuant to any insurance policy;

(xviii)   waived, released, assigned, settled or compromised any Proceeding for an amount in excess of $100,000;

(xix) (A) changed or revoked any material Tax election, (B) adopted or changed any material method of Tax accounting (including any change in its annual accounting period), (C) amended any material Tax Return, (D) prepared or filed any income or other material Tax Return in a manner materially inconsistent with past practice, (E) entered into any Tax closing agreement within the meaning of Section 7121 of the Code or other settlement in respect of material Taxes or requested any ruling from any Governmental Authority in respect of Taxes, (F) entered into any voluntary disclosure agreement or Tax amnesty filing, or (G) taken any action (or failed to take any action) that would reasonably be expected to alter or change any material Tax practice of any Seller;

(xx) changed its accounting practices, policies, procedures, or methodologies (including acceleration of accounts receivable, write down of any inventory or reversal of any accruals), except to the extent required to conform with GAAP;

(xxi) sold, assigned, abandoned, permitted to lapse, or granted to any third party an exclusive license under or with respect to any Seller Intellectual Property that is used in the Business as currently conducted;

(xxii)   implemented any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that triggered notice obligations under the WARN Act;

(xxiii)   disclosed to, authorized to be disclosed to, or failed to take commercially reasonable steps to prevent disclosure to, any Person any Trade Secret (other than in the ordinary course of business consistent with past practices pursuant to a valid and enforceable written Contract providing for the confidentiality and non-disclosure by such Person of all such Trade Secrets);

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(xxiv)   made any loan or advance to, or entered into any other transactions with, any Person, other than in the ordinary course of business consistent with Sellers’ written expense reimbursement policy or transactions with customers on credit in the ordinary course of business consistent with past practices; or

(xxv)   authorized, agreed, resolved, or committed to any of the foregoing.

3.10 Real Property.

(a) Section 3.10(a) of the Seller Disclosure Schedule includes an accurate and complete list of all real property currently owned by a Seller and used in the Business, including the common address and legal description thereof as set forth in the relevant deed pursuant to which the applicable Seller acquired title to each Owned Real Property. As of the date hereof and as of Closing, (i) a member of the Seller Group has good and valid fee simple title, free and clear of all Liens, other than Permitted Liens, to the Owned Real Property and (ii) the Seller Group has not leased or otherwise granted to any other Person the right to occupy the Owned Real Property or any portion thereof owned by the Seller Group. To the Knowledge of the Sellers, the current use of each Owned Real Property is in accordance with the certificates of occupancy (if applicable) and there are no contractual or legal restrictions that preclude or restrict and no facts known to the Seller Group that would prevent the Owned Real Property from being occupied and used by Buyer after the Closing in the same manner as occupied and used by the Seller Group immediately prior to the Closing. The Seller Group has not received written notice of any condemnation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof.

(b) Section 3.10(b) of the Seller Disclosure Schedule includes an accurate and complete list of all real property leases, subleases, licenses or other occupancies used in connection with the Business to which any member of the Seller Group is a party as lessee (the “Real Property Leases”). The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. No member of the Seller Group nor, to the Knowledge of the Sellers, any other party is in material breach or material default of the Real Property Leases, and, to the Knowledge of the Sellers, no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification or acceleration thereunder. Each Real Property Lease is legal, valid and binding on, and enforceable against, the member of Seller Group which is party to such Real Property Lease, and, to the Knowledge of the Sellers, on and against the lessor, in accordance with its terms, and is in full force and effect, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Seller Group has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust, imposed a lien on or encumbered any interest in the leasehold interests in the Leased Real Property. The applicable member of the Seller Group is in good standing under each Real Property Lease and all rents and other sums currently due under the Real Property Leases have been paid. The Seller Group does not owe any brokerage commissions or finder’s fees for the Leased Real Property.

(c) The Real Property is the only real property used by the Seller Group in the operation of the Business. To the Knowledge of the Seller: (i) all buildings, structures, fixtures and improvements are free of material patent and material latent defects; and (ii) no material part of any building or structure encroaches on any real property not included in the Facilities, and there are no buildings, structures or fixtures primarily situated on adjoining property which materially encroach on any part of the Facilities. All buildings, structures, fixtures and improvements at the Real Property are in good condition sufficient for operation of the Business, ordinary wear and tear excepted, and have been maintained in the ordinary course of business and consistent with past practices. During the past three (3) years, there has been no material destruction, damage or casualty with respect to any Owned Real Property. To the Knowledge of the Sellers, there is no existing or proposed governmental plan to modify or realign any street or highway or any existing or proposed eminent domain Proceeding that would result in the taking of all or any part of any Real Property or that would prevent or hinder the continued use of any Real Property as heretofore used in the operation of the Business. Except for Buyer, Seller Group has granted no other Person a right to lease or purchase all or any part of the Owned Real Property by way of purchase agreement, right of first refusal, right of first option or otherwise.

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3.11 Title; Sufficiency of Assets; Condition of Property.

(a) A member of the Seller Group has good, valid and marketable title to the Purchased Assets, free and clear of all Liens, other than Permitted Liens. Subject to Section 3.4, a member of the Seller Group has the full, absolute and unrestricted right to assign, transfer, and convey the Purchased Assets to Buyer. Taking into account the AMMO Munitions Transfer, no Person other than the Seller Group has any interest in the Purchased Assets.

(b) The Purchased Assets constitute all real and tangible property used by the Seller Group to conduct the Business as currently conducted by the Sellers, and together with any services, occupancy and other rights to be provided to Buyer pursuant to any agreement contemplated by this Agreement (including the Transition Services Agreement and the AMMO Munitions Transfer), are sufficient to conduct the Business as presently conducted and are sufficient to continue to conduct the Business after the Closing.

(c) The tangible Purchased Assets are located at one of the Facilities and are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and no tangible Purchased Asset is in need of maintenance or repairs except as otherwise set forth on Section 3.11(c) of the Seller Disclosure Schedule.

3.12 Intellectual Property.

(a) Section 2.1(b)(viii) of the Seller Disclosure Schedule sets forth a complete and accurate list of all of the following items of Seller Intellectual Property: issued Patents and pending Patent applications, registered Marks and pending applications to register Marks, material common law trademarks, Copyright registrations and pending applications to register Copyrights, material unregistered works of authorship, internet domain name registrations, and Social Media Accounts. Each of the items of Seller Intellectual Property identified on Section 2.1(b)(viii) of the Seller Disclosure Schedule that is registered or pending with a Governmental Authority (collectively, “Registered Seller Intellectual Property”) is in good standing with the Governmental Authority with which such Registered Seller Intellectual Property is registered or pending and all registration, renewal and maintenance fees in respect of any such Registered Seller Intellectual Property that were finally due prior to the date hereof have been duly paid. No Registered Seller Intellectual Property has been adjudicated invalid or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Sellers’ rights thereto. Sellers have the right to transfer the Seller Intellectual Property to Buyer on the terms and subject to the conditions set out in this Agreement.

(b) Sellers exclusively own (individually or collectively and taking into account the AMMO Munitions Transfer) all right, title and interest in and to the Seller Intellectual Property, free and clear of all Liens other than Permitted Liens or the non-exclusive license in the [*****] Contracts. The Sellers have a sufficient, valid, and enforceable license or right to use all other Intellectual Property used in or necessary for the operation of the Business as currently conducted, in the manner in which such Intellectual Property is currently used in the operation of the Business.

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(c) The Sellers and the operation of the Business do not infringe, misappropriate, or otherwise violate and, during the six (6) year period immediately preceding the date of this Agreement, have not infringed, misappropriated, or otherwise violated any Intellectual Property of any Person. To the Knowledge of the Sellers, no Person has in the past six (6) years, infringed, misappropriated, or otherwise violated, or is infringing, misappropriating or otherwise violating, any Seller Intellectual Property. During the past six (6) years, there has been no Proceeding brought by or threatened in writing against any Seller, and no Seller has sent to or received from any Person any written notices, demands, complaints, threats, or claims (including unsolicited offers, demands, requests to license as a means of avoiding infringement, or cease and desist letters) related to any infringement, misappropriation, or other violation of any Intellectual Property of a third party in connection with the operation of the Business, or related to the validity or enforceability of any Seller Intellectual Property (including any actual or alleged infringement, misappropriation, or other violation thereof, or regarding the validity, enforceability, or ownership thereof).

(d) The Sellers have taken commercially reasonable steps to protect, preserve, and maintain the confidentiality of the Trade Secrets owned by a Seller or that have been disclosed to a Seller under obligations of confidentiality. All Seller Intellectual Property developed by employees or independent contractors of a member of Seller Group was developed by such employees or independent contractors within the scope of their employment or engagement with such Seller Group member. Employees and independent contractors who have developed any Seller Intellectual Property have assigned all rights, title and interest therein to a member of Seller Group, and AMMO has assigned or prior to the Closing will have assigned to a Seller all Seller Intellectual Property developed by employees or independent contractors of AMMO.

(e) AMMO does not own any Seller Intellectual Property that is used by Sellers in connection with the Business as currently conducted, other than the Seller Intellectual Property that will be assigned to AMMO Tech via the IP Assignment Agreement.

3.13 Contracts.

(a) Material Contracts. Section 3.13(a) of the Seller Disclosure Schedule is an accurate and complete list, as of the date hereof, of all of the following Contracts to which any member of the Seller Group (with respect to the Business) is a party or any of the Purchased Assets are bound (collectively, the “Material Contracts”):

(i) Contracts evidencing Indebtedness for borrowed money, and any Contract which is a mortgage, security agreement, or capital lease that creates or grants a Lien (other than a Permitted Lien) on any Purchased Asset;

(ii) all Seller IP Agreements;

(iii) all Contracts under which a Seller is a (A) lessee of or holds or operates any personal property, owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $100,000, or (B) lessor of or permits any other Person to hold or operate any personal property owned or controlled by Sellers.

(iv) all Contracts that were set-aside for small business and which were awarded to a Seller based on such Seller’s certification that it qualifies as a “small business” pursuant to the Small Business Act, applicable regulations promulgated by the Small Business Administration, and the Federal Acquisition Regulation;

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(v) Contracts relating to the acquisition or disposition of (A) the business of a Seller (whether by merger, consolidation, sale of equity or other securities, sale of assets or otherwise) (including any letters of intent) or (B) any property or asset with a value in excess of $100,000, other than in the ordinary course of business consistent with past practices;

(vi) Contracts providing for (A) payment by any Person to any Seller or Affiliate of a Seller in excess of $100,000 annually on account of products or services rendered by any Seller or (B) the purchase of products or services by any Seller from any Person in excess of $100,000;

(vii) Contracts restraining, limiting, or impeding the freedom of a Seller to engage in any line of business, acquire any entity, or compete with any Person or in any market or geographical area or to solicit, hire, or engage any Person;

(viii) Contracts that (A) contain “most favored nation”, first refusal, first offer provisions or similar terms, (B) contain a minimum volume commitment or purchase requirement or any other similar performance or financial goals clause in favor of the counterparty or (C) require any Seller to conduct business exclusively with any counterparty;

(ix) Contracts for the employment or engagement of any former (to the extent of any ongoing liabilities) or current director, manager, officer, employee, consultant or other individual service provider of Sellers (A) providing for annual base salary or fees of $100,000 or greater, (B) that cannot be terminated on thirty (30) days’ notice or less without liability or obligation, or (C) providing for severance or any payment in connection with the consummation of the Contemplated Transactions;

(x) [Reserved.]

(xi) Contracts or obligations on Sellers to maintain any type of insurance;

(xii) any Labor Agreements;

(xiii) Contracts to make a capital expenditure or to purchase or sell a capital asset in excess of $50,000;

(xiv) Contracts involving any joint venture, partnership agreements, strategic alliance, joint development or any other similar agreement involving a third party;

(xv) Contracts involving the resolution or settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding entered into in the last three (3) years;

(xvi) any distributor agreements, sales representative agreements, reseller agreements, or similar agreements that provide for annual payments by a Seller of $100,000 or more;

(xvii)   Contracts with a Material Customer;

(xviii)   Contracts with a Material Supplier;

(xix) all Real Property Leases;

(xx) any commitment or arrangement to enter into any of the foregoing; or

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(xxi) any other Contracts that are material to the Purchased Assets or the operation of the Business not previously disclosed pursuant to Section 3.13(a). provided, that Material Contracts shall not include Excluded Assets or Excluded Liabilities.

(b) Status of Material Contracts. A true and complete copy of each Material Contract has been made available to Buyer. (i) Each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid, binding and in full force and effect and constitutes a valid, enforceable and binding obligation of the Seller Group, as applicable, and to the Knowledge of the Sellers, the other parties thereto, (ii) the member of the Seller Group party to such Material Contract is not in default under or in material breach of, or in receipt of any written notice of default under or breach of, such Material Contract, and (iii) to the Knowledge of the Sellers, no other party to any Material Contract is in default under or in breach of any Material Contract. No member of the Seller Group has received written notice of termination, cancellation, acceleration, material modification or non-renewal of a Material Contract and during the past twelve (12) months, none of the foregoing have occurred. During the past twelve (12) months, no member of the Seller Group has received written notice of any material disputes under any Material Contract.

3.14 Compliance with Laws.

(a) Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, each member of the Seller Group is, and at all times in the three (3) years preceding the Closing Date, has been (in each case, with respect to the Business and as it relates to AMMO, the AMMO Assets or its ownership of the Sellers) in compliance in all material respects with all Laws that are or were applicable to such member of the Seller Group or to the conduct or operation of the Business, or the ownership or use of any of the Purchased Assets.

(b) Each member of the Seller Group, as applicable, holds all registrations, licenses, permits, authorizations, and approvals of Governmental Authorities (“Permits”) which are required under applicable Law for the operation of the Business as currently conducted as of the date hereof. Section 3.14(b) of the Seller Disclosure Schedule contains a complete and accurate list of each material Permit held by the Sellers or that otherwise relates to the Business or the Purchased Assets, and such Permits constitute all the Permits necessary to operate the Business and own the Purchased Assets in all material respects. All such material Permits are, as of the date hereof and at Closing, in full force and effect, and no suspension, revocation, cancellation or modification of any of them has been, to the Knowledge of the Sellers, threatened. The Seller Group is, and has been for the last three (3) years preceding the Closing Date, in compliance in all material respects with all such Permits.

3.15 Environmental Matters. Except as set forth in Section 3.15 of the Seller Disclosure Schedule:

(a) The Seller Group is, and for the past five (5) years has been, in material compliance with, and have not been and are not in violation of or liable under, any Environmental Law as it relates to the Business.

(b) Each member of the Seller Group is in current possession of all Permits required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) as reasonably required to carry on the Business as currently conducted and is in material compliance with the terms and conditions of such Environmental Permits and each such Environmental Permit is set forth in Section 3.15(b) of the Seller Disclosure Schedule;

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(c) Since January 1, 2020, neither the Sellers nor any Affiliate have received any notices of violation, reports or other information from any Governmental Authority or other Person which allege a violation of, or liability under, Environmental Laws or any permit listed in Section 3.15(c) of the Seller Disclosure Schedule, or otherwise allege a failure to undertake an Environmental, Health and Safety Liability, in connection with the Business, and there are no Proceedings pending or threatened against the Sellers with respect to the foregoing, in each instance as has given or would give rise to material liability under any Environmental Law.

(d) There has been no Release or Threat of Release, of any Hazardous Substances at or from any Facility or at any other location where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which the Sellers have or had an interest, or any geologically or hydrologically adjoining property, whether by the Sellers or any other Person, in each instances as has given or would give rise to material liability under any Environmental Law.

(e) There has been no design, manufacturing, repair, installation, marketing, distribution, or sale of any products or other items containing any asbestos, presumed asbestos containing material or asbestos containing material, in each case as has given or would give rise to material liability under any Environmental Law.

(f) The Seller Group has delivered to Buyer (or posted in the Data Room) true and complete copies and results of all environmental, health and safety audits, assessments and reports and all other material environmental, health and safety documents relating to the current properties, facilities or operations of the Seller Group with respect to the Business, which are in the possession or under the reasonable control of the Seller Group.

(g) The Sellers have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, the material liability of any other Person, under any Environmental Law or with respect to Hazardous Substances.

(h) Except as set forth in Section 3.15(h) of the Seller Disclosure Schedule, there are no underground or above ground storage tanks located at the Facilities.

(i) Sellers have no anticipated, planned, or necessary capital expenditures to address compliance with Environmental Laws.

3.16 Litigation. Except as set forth in Section 3.16 of the Seller Disclosure Schedule, there are no, and since January 1, 2022 there has not been any: (a) Proceeding pending or threatened in writing against any member of the Seller Group (with respect to the Business), the Business, or any of the Purchased Assets or Assumed Liabilities, at law or in equity, or before any Governmental Authority, (i) which questions the validity of this Agreement or any of the Ancillary Documents to which any member of the Seller Group is a party or any action taken or to be taken in connection herewith or therewith or seeks to prohibit, enjoin or otherwise challenge the Seller Group’s ability to consummate the Contemplated Transactions or (ii) which if adversely determined would reasonably be expected to have a Seller Material Adverse Effect; and (b) Orders or unsatisfied judgments, penalties or awards against or affecting any member of the Seller Group or their properties or assets that would reasonably be expected to have a Seller Material Adverse Effect or affect the use, occupancy, ownership, or transfer of the Purchased Assets. The Contemplated Transactions do not violate or constitute a default under any such Order to which any member of the Seller Group is subject (with respect to the Business). [*****]

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3.17 Labor Matters.

(a) Section 3.17(a) of the Seller Disclosure Schedule contains a complete and accurate list of the following information for each employee and each individual engaged directly as a non-employee service provider who provide services to any member of the Seller Group in connection with the Business: (i) employer; (ii) employee name; (iii) job title; (iv) status as exempt or non-exempt; (v) date of commencement of employment or engagement; (vi) primary work location; (vii) method of compensation (i.e., salaried or hourly) and current base compensation rate and any change in compensation since January 1, 2025; (viii) if applicable, commission or bonus eligibility; and (ix) leave of absence status, if applicable.

(b) In the past three (3) years, the Sellers have not violated the WARN Act or any similar state or local Laws. During the ninety (90) day period prior to the date of this Agreement, the Sellers have complied with any applicable notice requirements under the WARN Act or any similar state or local Laws.

(c) No member of the Seller Group, with respect to the Business, (i) is party to or bound by any Labor Agreement, and no member of the Seller Group is currently negotiating, or obligated to negotiate, any such agreement with any trade union or other labor organization; and (ii) is subject to any order issued by the National Labor Relations Board against such member of the Seller Group for any unfair labor practice. In the past five (5) years, there has been no union organizing activity with respect to employees of the Business. Since January 1, 2022, there has been no actual or threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, picketing, union organizing activities or other material labor disputes against or affecting the Business.

(d) The Sellers are, and since January 1, 2022 have been, in material compliance with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes occupational safety and health, and other similar requirements under federal, state or local Laws (“Employment Laws”). There are no, and since January 1, 2022 have not been any, Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller relating to any alleged violation of Employment Laws.

(e) Since January 1, 2022, the Sellers have fully and timely paid all wages, salaries, wage premiums, overtime compensation, commissions, bonuses, fees, expense reimbursements, severance and other compensation that has come due and payable to their current and former employees and other service providers under applicable Law or Contract.

(f) Since January 1, 2022, the Sellers have promptly and reasonably investigated all allegations of employment discrimination, harassment or retaliation of which they are aware. With respect to each such allegation found to have merit, the Sellers have taken prompt corrective action that is reasonably calculated to prevent further improper conduct.

(g) Except as set forth in Section 3.17(g) of the Seller Disclosure Schedule, the consummation of the Contemplated Transaction will not (i) entitle any employee or independent contractor of the Sellers to change in control pay, retention pay, severance pay, bonus payment, commission payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee or independent contractor, or (iii) entitle any such employee or independent contractor to terminate, shorten or otherwise change the terms of his or her employment or engagement.

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(h) Sellers have properly classified all employees as exempt or non-exempt from overtime under applicable Law.

3.18 Employee Benefits.

(a) Section 3.18(a)(i) of the Seller Disclosure Schedule lists all Plans. Section 3.18(a)(ii) of the Seller Disclosure Schedule identifies as such any Plan that is intended to meet the requirements of Section 401(a) of the Code, and any Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code. Except as set forth in Section 3.18(a)(iii) of the Seller Disclosure Schedule, no Plan is (x) a “Defined Benefit Plan” (as defined in Section 414(j) of the Code), (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA) or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.

(b) With respect to each Plan, the Sellers have provided to Buyer accurate and complete copies of the following documents, to the extent applicable: (i) all Plan documents (or, with respect to any Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Sellers or any ERISA Affiliate), (ii) all trust agreements, insurance contracts or any other funding instruments related to the Plans, (iii) all rulings, determination letters, compliance statements, closing agreements, opinion or advisory letters, no action letters or advisory opinions from, or any other correspondence to or from, the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (PBGC) or any other Governmental Authority that pertain to each Plan and any open requests therefor, (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Authority with respect to the Plans during the current year and each of the three (3) preceding years with all corresponding schedules, financial statements, and management letter attached, (v) all contracts with third party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Plan, (vi) nondiscrimination tests performed under the Code for the three (3) preceding applicable plan years, (vii) all summary plan descriptions, and summaries of material modifications, employee handbooks, memorandum dated January 1, 2025 regarding plan deferral deposit correction, and email string most recently dated December 16, 2024 regarding 2023 401(k) audit.

(c) Except as set forth in Section 3.18(c) of the Seller Disclosure Schedule, full and timely payment has been made of all amounts that are required under the terms of each Plan to be paid as contributions with respect to all periods prior to the Closing Date. The Sellers have timely paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d) The Sellers have, at all times, complied, and currently comply, in all material respects with the applicable continuation requirements for their welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(i) of the Code) and COBRA and (2) any applicable state statutes mandating health insurance continuation coverage for employees. Sellers have no present intention to cease maintaining a group health plan for Sellers’ employees after the Closing Date.

(e) The form of all Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, and the Patient Protection and Affordable Care Act, and all amendments to such laws, and such plans have been operated in compliance with such laws and the written Plan documents. The Sellers have not been and will not be subject to tax for any month under Section 4980H of the Code through the month in which the Closing occurs. Neither the Sellers nor any fiduciary of a Plan have violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Plans (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely and properly filed, and all disclosures required by ERISA or the Code or any other applicable Laws with respect to the Plans have been appropriately and timely given.

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(f) Each Plan has been established, maintained and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Plan is qualified under Sections 401(a) or if such Plan is a pre-approved plan, Sellers are entitled to rely on a valid opinion or advisory letter from the IRS issued to the plan sponsor, and, to the Knowledge of the Sellers, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Plan. Each trust created under any Plan is exempt from taxation under Section 501(a) of the Code, and the Sellers are not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a determination by the IRS that such funding vehicle qualifies for tax exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

(g) As of the date hereof and as of the Closing Date, there is no pending or, to the Knowledge of the Sellers, threatened material Proceeding by or on behalf of any Plan, any employee or beneficiary covered under any Plan or any Governmental Authority involving any Plan, or otherwise involving any Plan (other than routine claims for benefits). Neither the Sellers, any ERISA Affiliate, nor any fiduciary of a Plan has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Sellers or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(1) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(1) of ERISA nor result in a violation of Section 406 of ERISA.

(h) The Sellers have maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

(i) Except as set forth in Section 3.18(i) of the Seller Disclosure Schedule, neither the execution of this Agreement nor consummation of the Contemplated Transactions will, either alone or in combination with any other event, (i) accelerate the time of payment or vesting, result in any funding, result in the forgiveness of indebtedness or increase the amount of any payment, compensation or benefit due to any such director, manager, employee, independent contractor, consultant or officer under any Plan, (ii) result in any new or increased contribution required to be made to any Plan, (iii) give rise to the payment of any amounts or benefits that, individually or in combination with any other amount or benefit owed under any Plan, would not be deductible in accordance with Section 280G of the Code, or (iv) cause any director, officer, employee or service provider to be entitled to a gross-up, make whole or other payment under any Plan as a result of the imposition of Taxes under Section 4999 of the Code. There are no contracts or arrangements providing for payments that could subject any Person to liability for Tax under Section 4999 of the Code.

(j) Except for the continuation coverage requirements of COBRA, the Sellers have no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Plans that are Employee Welfare Benefit Plans.

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(k) No written or oral representations have been made to any employee or former employee of the Sellers (or of any other Person) providing services to the Sellers promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representation has been made to any employee or former employee of the Sellers (or of any other Person) providing services to the Sellers concerning the employee benefits of Buyer.

(l) Any Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code currently conforms and at all times has conformed in form and operation with the requirements of such Section and the regulations and other guidance thereunder.

3.19 Taxes. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, with respect to the Business and the Purchased Assets:

(a) All income and other material Tax Returns required to be filed by the Seller Group for all periods up to and including the Closing Date have been filed, such Tax Returns were true and correct in all material respects. The Seller Group has paid all material Taxes, which are due and payable or for which assessments have been received, the nonpayment of which would result in a lien or any successor liability on any of the Purchased Assets.

(b) There are no Liens for Taxes with respect to any of the Purchased Assets, other than Permitted Liens.

(c) No member of the Seller Group is currently the beneficiary of any extension of time within which to file any Tax Return other than as a result of an automatic extension of time to file a Tax Return obtained in the ordinary course of business consistent with past practices.

(d) There are no outstanding agreements or waivers extending the statutory period of limitation for the assessment and collection of any Taxes applicable to any Tax Returns required to be filed with respect to any member of the Seller Group.

(e) Each member of the Seller Group has deducted, withheld and paid over to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid over in connection with amounts paid or owing to any employee, creditor or interest holder.

(f) No Proceeding is pending or threatened, in writing, against any member of the Seller Group with respect to any Taxes, nor have any claims for additional Taxes been received by or assessed, in each case, in writing, against any member of the Seller Group.

(g) Except with respect to the affiliated group of which AMMO is the common parent, none of the Sellers (i) is or ever has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local, or non-U.S. Law), or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor.

(h) No member of the Seller Group has been notified in writing by any jurisdiction where such member of the Seller Group does not file Tax Returns that such member of the Seller Group is required to file Tax Returns in such jurisdiction.

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(i) No member of the Seller Group is a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement with respect to Taxes (other than agreements entered into in the ordinary course and the primary purpose of which is not related to Taxes).

3.20 Insurance.

(a) Section 3.20(a) of the Seller Disclosure Schedule lists each insurance policy (individually, an “Insurance Policy” and collectively, the “Insurance Policies”) maintained by a member of the Seller Group as of the date hereof relating solely to the Business.

(b) Section 3.20(b) of the Seller Disclosure Schedule contains loss runs for any such Insurance Policies since January 1, 2021.

(c) All Insurance Policies are in full force and effect and no member of the Seller Group is in default with respect to their obligations under any of such insurance policies. The Seller Group has complied in all material respects with the terms and provisions of the Insurance Policies. The premiums on the Insurance Policies have currently been paid. No member of the Seller Group has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. The Insurance Policies are of the type and in the amounts sufficient for compliance with all applicable Laws and Contracts to which any member of the Seller Group is a party or bound. All of the Insurance Policies are placed with insurance carriers rated A- or better by A.M. Best Rating Services, Inc.

3.21 Customers and Suppliers.

(a) Section 3.21(a) of the Seller Disclosure Schedule sets forth the top five (5) customers of the Business, taken as a whole (based on the dollar amount of sales to such customers) for the fiscal years ending March 31, 2022, 2023, and 2024 (the “Material Customers”). As of the date hereof, and as of the Closing Date, no Material Customer has provided written notice or, to the Knowledge of the Sellers, other indication to any member of the Seller Group that it intends to (i) cease dealing with any member of the Seller Group, (ii) materially reduce its purchases from or transactions with any member of the Seller Group, or (iii) materially change, or request a material change to, the terms or conditions (whether related to payment, price, volume, commitments, liability, delivery or otherwise) on which such member(s) of the Seller Group and such Material Customer do business.

(b) Section 3.21(b) of the Seller Disclosure Schedule sets forth the top five (5) suppliers and vendors of the Business, taken as a whole (based on the dollar amount of purchases made by the Sellers) for the fiscal years ending March 31, 2022, 2023, and 2024 (the “Material Suppliers”). As of the date hereof, no Material Supplier has provided written notice or, to the Knowledge of the Sellers, other indication to any member of the Seller Group that it intends to (i) cease dealing with the Seller Group, (ii) materially reduce its sales to or transactions with the Seller Group, or (iii) materially change, or request a material change to, the terms or conditions (whether related to payment, price, volume, commitments, liability, delivery or otherwise) on which the Seller Group and such Material Supplier do business.

3.22 Data Privacy; Cybersecurity.

(a) The Sellers have established an information security program (or programs) that includes reasonable safeguards designed to: (a) protect the availability, integrity, security, and confidentiality of the IT Assets; and (b) protect against unauthorized access to or use or alteration of the IT Assets. In the preceding three (3) years, the Sellers have not been notified in writing of any requirement, and there have been no facts or circumstances that would require the Sellers, to give notice to any customers or other individuals of any actual or suspected breach of security relating to a Security Incident or any other unauthorized access to or acquisition of any IT Assets.

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(b) Sellers’ collection, use, disclosure, retention, processing, security, transfer and storage of Personal Information is, and in the preceding three (3) years has been, in material compliance with all Data Privacy and Security Requirements. The Sellers have all authority, consents and authorizations required in all material respects to receive, process, use and disclose the Personal Information in Sellers’ possession or under its control in connection with the operation of the Business. The Sellers have posted publicly facing privacy policies and notices (collectively “Privacy Policies”). The Sellers are, and in the preceding three (3) years have been, in compliance in all material respects with the terms of all such Privacy Policies. To the extent applicable to Sellers, the Sellers are, and in the preceding three (3) years have been, in compliance in all material respects with the Payment Card Industry Standard. The Sellers are, and in the preceding three (3) years have been, in compliance in all material respects with all laws applicable to Sellers pertaining to marketing and advertising, including the Telephone Consumer Protection Act, the Telemarketing Sales Rule, the CAN-SPAM Act, and all state laws, rules and regulations that address the same or similar activity.

(c) Each employee of the Sellers or their Affiliates who has access to Personal Information has received reasonable training with respect to applicable Data Privacy and Security Requirements.

(d) (i) There are no written complaints pending against Sellers alleging a violation of a Privacy and Security Law; (ii) Sellers are not under investigation by any Governmental Authority for a violation of any Privacy and Security Laws; (iii) in the preceding three (3) years Sellers have not received any written notices or audit requests from any Governmental Authority relating to a potential violation of any Privacy or Security Law; or (iv) in the preceding three (3) years Sellers have not experienced any Security Incidents that would require Sellers to provide any notification, or comply with any reporting requirements, under any Data Privacy and Security Requirement.

(e) In the preceding three (3) years, the Sellers have used commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Assets and to prevent any unauthorized processing, use, access, interruption, or modification thereof.

(f) The IT Assets (i) are sufficient in all material respects for the current needs of the Business, including as to capacity, scalability and ability to process peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations of Sellers in all material respects. In the preceding three (3) years, the Sellers have used commercially reasonable measures designed to ensure the IT Assets are free from any Malicious Code.

(g) In the preceding three (3) years, there have been no Security Incidents, including but not limited to any unauthorized use or disclosure of Personal Information that would constitute a breach of Privacy and Security Laws for which notification to individuals and/or regulatory authorities is required. In the preceding three (3) years, neither the Sellers nor any third party acting at their direction or authorization has paid any perpetrator of any actual or threatened Security Incident or cyber-attack, including, but not limited to a ransomware attack or a denial-of-service attack.

(h) The Sellers maintain commercially reasonable written policies regarding data privacy, protection, and security. The Sellers have implemented, maintained, and regularly test commercially reasonable disaster recovery procedures and facilities for the Business.

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3.23 No Brokers. Except for Baird, the Seller Group has not employed or incurred any obligation or liability, contingent or otherwise, to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.24 International Trade. The Sellers have acted, with respect to the Business:

(a) in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law;

(b) in compliance in all material respects with all relevant anti-boycott Laws and guidelines, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements;

(c) except as set forth in Section 3.24(c)(i) of the Seller Disclosure Schedule, in compliance in all material respects with any import or export control or sanctions Laws of any jurisdiction, including without limitation the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo Laws and executive orders administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, as amended from time to time; and in compliance with any required export or re-export permits, licenses or authorizations granted under such Laws, which permits, licenses or authorizations are set forth in Section 3.24(c)(ii) of the Seller Disclosure Schedule; and in material compliance with the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, as amended from time to time, and any Laws related thereto; and

(d) in compliance with any and all applicable import Laws of any applicable jurisdiction in all material respects, including without limitation the customs regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security and the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, as amended from time to time; and in material compliance with any required import permits, licenses, authorizations and general licenses granted under such Laws, which permits, licenses and authorizations are described in Section 3.24(d) of the Seller Disclosure Schedule.

3.25 Agreements with Seller Related Persons. Except as set forth in Section 3.25 of the Seller Disclosure Schedule, no Affiliate of any member of the Seller Group that is not a party to this Agreement or such Person’s officers or directors (each a “Seller Related Person”), has, or in the three (3) years preceding the Closing Date, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used by or pertaining to the Sellers or the Business, and no Seller Related Person owns, or in the three (3) years preceding the Closing Date, has owned, of Record or as a beneficial owner, any Equity Securities or any other financial or profit interest in any Person that has (a) had business dealings or a financial interest in any transaction with any member of the Seller Group with respect to the Business or (b) engaged in competition with the Seller Group with respect to any line of the products or services of the Sellers with respect to the Business. Except as disclosed in Section 3.25 of the Seller Disclosure Schedule, no Seller Related Person is a party to any contract with, or has any claim or right against, any member of the Seller Group, and any such contract is on fair market value terms.

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3.26 Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of business, consistent with past practice, except for any such inventory that has been written off or written down to fair market value for which adequate reserves have been established on the Financial Statements. All inventory included in the Purchased Assets is owned by the Sellers free and clear of all Liens, other than any Permitted Liens.

3.27 Product Liabilities and Warranties.

(a) Except as set forth in Section 3.27(a) of the Seller Disclosure Schedule, Sellers have not, at any time during the past five (5) years, incurred any Losses as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed, or delivered, or any service provided by the Sellers with respect to the Business, whether such Losses are incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other legal requirement, or otherwise. No Governmental Authority has, at any time during the past five (5) years, alleged that any product designed, manufactured, sold, leased, licensed, or delivered by Sellers is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority. During the past five (5) years, no product designed, manufactured, sold, leased, licensed, or delivered by Sellers has been recalled, and Sellers have not received any written notice of recall of any such product from any Governmental Authority. To Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such liability or recall.

(b) Except as set forth in Section 3.27(b) of the Seller Disclosure Schedule, Sellers have not given to any Person any product or service guaranty or warranty, right of return, or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, by the Sellers. Sellers have legally excluded liability for all special, incidental, punitive, and consequential damages to any customer, dealer, or distributor of Sellers or customer of any such dealer or distributor.

3.28 Accounts Receivable. The accounts receivable reflected on the Financial Statements (a) arise from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practices; (b) constitute only valid, claims of Sellers and to the Knowledge of the Sellers, are not subject to claims of set-off or other defenses or counterclaims; and (c) to the Knowledge of the Sellers are current and, to the Knowledge of the Sellers, collectible and will be collected in accordance with their terms and their recorded amounts, subject only to a reserve for bad debts shown on the Financial Statements, which any such reserve being determined in accordance with GAAP, consistently applied.

3.29 Solvency.

(a) The Seller Group, in the aggregate, is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereunder. As used in this Section 3.29, “insolvent” means that the sum of the debts and other probable liabilities of such Person exceeds the present fair value of such Person’s assets.

(b) Immediately after giving effect to the Contemplated Transactions: (i) the Seller Group on a consolidated basis will be able to pay its liabilities as they become due in the usual course of its business; (ii) the Seller Group on a consolidated basis will not have unreasonably small capital with which to conduct its present or proposed business; (iii) the Seller Group on a consolidated basis will have assets (calculated at fair market value) that exceed their liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against the Seller Group on a consolidated basis in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller Group will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller Group on a consolidated basis. The cash available to the Seller Group, after taking into account all other anticipated uses of the cash, on a consolidated basis will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

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3.30 CARES Act Compliance. Section 3.30 of the Seller Disclosure Schedule sets forth all CARES Act stimulus fund programs or other programs related to the COVID-19 pandemic in which the Sellers participated and the amount of funds received or requested by the Sellers for each such program as of the date hereof (the “CARES Funds”). The Sellers were eligible for the CARES Funds as of the date of its application and receipt and have complied in all material respects with all terms and conditions relating to receipt and use of such CARES Funds. The Sellers have utilized all such CARES Funds prior to the Closing Date in accordance with the CARES Act and all applicable Laws in all material respects. The Sellers have not received notice that they are the subject of an audit, review, investigation or other inquiry or Proceeding by any Governmental Authority with respect to its application for, receipt or use of, the CARES Funds, and, to the Knowledge of the Sellers, the Sellers are not the subject of an audit, review, investigation or other inquiry or Proceeding by any Governmental Authority with respect to its application for, receipt or use of, the CARES Funds.

3.31 Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS OF THE SELLER GROUP EXPRESSLY SET FORTH IN THIS ARTICLE III, NONE OF THE MEMBERS OF THE SELLER GROUP, NOR ANY OF THEIR RESPECTIVE MANAGERS, OFFICERS, DIRECTORS, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, NOR IS BUYER OR ANY AFFILIATE THEREOF RELYING UPON, ANY REPRESENTATION OR WARRANTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, HEREIN TO BUYER, OR ANY OTHER PERSON (A) IN RESPECT OF THE SELLER GROUP OR ANY OF THEIR ASSETS, LIABILITIES OR OPERATIONS, INCLUDING AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (B) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON, OR (C) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE III, BUYER IS ACQUIRING THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES ON AN “AS IS, WHERE IS” BASIS.

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Article IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Seller Group as follows:

4.1 Organization and Power. Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized would not reasonably be expected to have a material adverse effect on Buyer or materially impair the ability of Buyer to consummate the Contemplated Transactions.

4.2 Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions have been duly authorized by Buyer, and no other limited liability company proceedings on the part of Buyer (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer and assuming that such agreements are a valid and legally binding obligation of the other parties hereto or thereto, constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 No Violation. The Contemplated Transaction, the execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, consummation of the Contemplated Transactions by Buyer and compliance with the terms of this Agreement and the Ancillary Documents to which Buyer is a party will not (a) conflict with or violate any provision of the Organizational Documents of Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 4.6 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Buyer or by which their respective properties are bound. Neither Buyer nor its respective Affiliates are subject to any Contract that would materially impair or delay Buyer’s ability to consummate the Contemplated Transactions.

4.4 Foreign Ownership and Control. As a result of the Contemplated Transactions, no “Foreign Person,” whether affiliated as a limited partner or otherwise, will obtain, whether directly or indirectly, or otherwise as a result of the Contemplated Transactions, any of the following: (i) “control” of Sellers; (ii) access to any “material nonpublic technical information” of Sellers; (iii) membership or observer rights on any of Sellers’ Boards of Directors or the right to nominate an individual to a position on any such Board of Directors; or (iv) any involvement (other than through voting of shares) in “substantive decision” making of Sellers regarding (A) “the use, development, acquisition, or release of any of critical technologies,” (B) “the management, operation, manufacture, or supply of covered investment critical infrastructure” or (C) the “use, development, acquisition, safekeeping, or release of sensitive personal data of U.S. citizens maintained or collected by” the Seller Group. Unless otherwise specified, all terms in this section in quotation marks are defined as those terms are defined in Section 721 the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

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4.5 Regulatory Compliance. Since January 1, 2000, (i) Buyer has not been debarred or otherwise deemed ineligible from participating directly or indirectly in the manufacture, export, or brokering of defense articles, technical data or defense services, and (ii) neither Buyer nor any board member, executive, officer, partner or owner of Buyer has been indicted or otherwise charged (e.g., charged by criminal information in lieu of indictment) for or convicted of violating any of the U.S. criminal statutes enumerated in 22 CFR 120.6 or violating a foreign criminal law on exportation of defense articles where conviction of such violation carries a minimum term of imprisonment of greater than 1 year or is ineligible to contract with or receive a license from the US government.  No foreign person who is a citizen or national of or resident in, or foreign government of, countries specified in 22 CFR 126.1: (a) owns more than 5 percent of the outstanding voting securities or equity of Buyer or (b) has the authority or ability to establish or direct the general policies or day-to-day operations of Buyer.

4.6 Governmental Authorizations and Consents. No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery and performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is, or is to be, a party, or the consummation by Buyer of the Contemplated Transactions, except for those Governmental Consents listed in Section 3.6 of the Seller Disclosure Schedule.

4.7 Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of Buyer, threatened against or involving Buyer or its properties or business, at law or in equity, or before any Governmental Authority, which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or any action taken or to be taken in connection herewith or therewith or seeks to prohibit, enjoin or otherwise challenge Buyer’s ability to consummate the Contemplated Transactions.

4.8 Sufficiency of Funds. Buyer has (either in the form of cash on hand and/or available and usable capacity under its existing credit facilities), and at the Closing will have, in the form of cash, sufficient funds to consummate the Contemplated Transactions, including the payment of all amounts payable pursuant to Article II. Buyer expressly acknowledges and agrees that Buyer’s ability to obtain financing is not a condition to its obligations under this Agreement.

4.9 No Brokers. Neither Buyer nor any of its Affiliates has employed or incurred any obligation or liability, contingent or otherwise, to any broker, finder, or agent for any brokerage fees, finder’s fees, commissions, or other amounts with respect to this Agreement, the Ancillary Documents, or the Contemplated Transactions.

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4.10 No Inducement or Reliance; Independent Assessment.

(a) Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by any member of the Seller Group or any of their respective Affiliates, officers, managers, directors, employees, agents or Representatives (collectively, the “Seller Parties”), except for the representations and warranties of the Seller Group expressly set forth in Article III and the Seller Disclosure Schedule, whether or not any such representations, warranties or statements were made in writing or orally. Buyer represents and warrants that no Seller Party has made, and that it has not relied or is not relying upon, any representation or warranty, express or implied, oral or written, including any implied warranty of merchantability or of fitness for a particular purpose, as to the accuracy or completeness of any information regarding the Seller Group, the Purchased Assets, the Assumed Liabilities, or the Contemplated Transactions except for the representations and warranties of the Seller Group expressly set forth in Article III and the Seller Disclosure Schedule, and none of the Seller Parties will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives, or the use by Buyer or its Representatives, of any information, including publications, any confidential information memorandum or Data Room information (except to the extent information in the Data Room is reflected in the Seller Disclosure Schedule) provided to Buyer or its Representatives, or any other document or information in any form provided to Buyer or its Representatives in connection with the Contemplated Transactions. Buyer acknowledges that it has inspected and conducted, to its satisfaction, its own independent investigation of the Sellers, the Business, and the Purchased Assets and, in entering into this Agreement, Buyer has relied on the results of its own independent investigation and analysis. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT THE SELLER PARTIES HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (I) ANY USE TO WHICH THE ASSETS OF THE SELLERS MAY BE PUT, (II) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS OF THE SELLERS, OR (III) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES EXCEPT TO THE EXTENT SUCH INFORMATION IS REFLECTED ON THE SELLER DISCLOSURE SCHEDULE. BUYER FURTHER ACKNOWLEDGES THAT NEITHER THE SELLER GROUP NOR ANY OF THEIR AFFILIATES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY ANCILLARY DOCUMENT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER THE SELLER GROUP NOR ANY OF THEIR AFFILIATES MAKE OR PROVIDE, AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES OR CONDITION OF THE SELLERS, THE BUSINESS OR THE PURCHASED ASSETS OR ANY PART THEREOF.

(b) Except as expressly set forth in Article III, Buyer acknowledges that none of the Seller Parties makes, will make or has made, and Buyer has not relied upon, any representation or warranty, express or implied, including as to the prospects of the Sellers or the Business or profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its respective Affiliates or Representatives) in connection with Buyer’s review of the Sellers. The Data Room does not purport to contain all of the information that may be required to evaluate all of the factors that would be relevant to Buyer in considering entering into any transaction, and Buyer acknowledges that Buyer has had the opportunity to conduct, and has conducted to its satisfaction, its own due diligence, analysis and investigation with respect to the Contemplated Transactions. To the fullest extent permitted by applicable Law, and except as expressly permitted in Article VII and except as expressly set forth in Article III and the Seller Disclosure Schedule, none of the Seller Parties shall have any liability to Buyer or its respective Affiliates or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Seller Parties, in connection with the Contemplated Transactions.

Article V

Covenants

5.1 Conduct of the Sellers.

(a) Except (w) to the extent required by any applicable Law or Contract, (x) as otherwise contemplated by this Agreement, (y) as set forth in Section 5.1(a) of the Seller Disclosure Schedule, or (z) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article VIII, (A) each Seller will conduct the Business in the ordinary course and (B) each Seller will not, with respect to the Business:

(i) modify or amend any of its Organizational Documents;

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(ii) issue any Equity Securities;

(iii) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person, corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(iv) incur any Indebtedness for borrowed money secured by a Lien on the Purchased Assets which is not released prior to Closing;

(v) divest, sell or otherwise dispose of, or encumber any asset, other than in the ordinary course of business consistent with past practices;

(vi) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

(vii) (A) enter into or adopt or amend or terminate any Plan (or arrangement that would have been a Plan had it been in existence on the date hereof) or (B) enter into an employment agreement or offer letter that provides for a base salary of more than $250,000 per annum, a severance amount equal to more than six (6) months of base compensation upon termination of employment or other payment upon a change in control event, or (C) increase the salary or target annual incentive compensation opportunity payable to any employee of the Business at the manager level or above whose base salary (after any increase thereof) exceeds $250,000 except, in any such case, (1) to the extent required by Law, (2) in the ordinary course of business consistent with past practice or (3) as expressly contemplated by this Agreement or the terms of any Plan or any Contract in existence on the date hereof;

(viii) change its accounting policies or procedures except to the extent required to conform with GAAP;

(ix) make any loan to, or enter into any other transactions with, any member of the Seller Group, its Affiliates, managers, officers, or key employees;

(x) change its fiscal year;

(xi) allow any Permit required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets to lapse or expire;

(xii) fail to pay all debts, Taxes and other obligations of the Business when due;

(xiii) fail to continue to collect accounts receivable in a manner consistent with past practice;

(xiv) fail to maintain the tangible properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(xv) allow any insurance policies to lapse without procuring a renewal, replacement or other substitution that provides substantially similar coverage;

(xvi) fail to defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

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(xvii)   fail to perform any of its obligation under the Assumed Contracts;

(xviii)   amend, enter into, renew, modify or otherwise revise any Contract or Purchase Order or series of related Contracts or Purchase Orders which individually, or in the aggregate have a contractual value in excess of $250,000;

(xix) take or permit any action that would cause any of the changes, events or conditions set forth in Section 3.9 to occur; or

(xx) authorize, agree, resolve, or consent to any of the foregoing.

(b) During the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article VIII, except for assignments or transfers to AMMO Tech, AMMO will not sell (other than the sale of inventories in the ordinary course of business consistent with past practices), lease, pledge, mortgage, assign, liquidate or otherwise dispose of any of the AMMO Assets or any of the Seller Assets (except as permitted by Sellers in Section 5.1(a)) or any Equity Securities of any Seller.

(c) Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Seller Group or the Business prior to the Closing. Prior to the Closing, each member of the Seller Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

(d) Nothing contained in this Agreement shall prohibit any member of the Seller Group from (i) repaying Indebtedness or (ii) declaring, setting aside or making any cash distributions in respect of, any outstanding Equity Securities on or prior to the Closing.

(e) Notwithstanding anything to the contrary in this Agreement, any member of the Seller Group may, during the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article VIII and without Buyer’s consent, sell inventory as required in order to lower the total value of inventory below $49,012,630.

5.2 Access Prior to the Closing. During the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article VIII, the Seller Group shall (i) provide Buyer financial statements for the Business prepared in the ordinary course of business consistent with past practice and the trial balances that support such financial statements for periods following the date of this Agreement as reasonably requested by Buyer, and (ii) provide Buyer and its Representatives reasonable access during regular business hours and upon reasonable notice to all offices, Facilities, financial books and records of the Business as Buyer may request; provided, that (a) Buyer and its Representatives shall schedule such access and visits through a designated officer of the party providing access and in such a way as to avoid disrupting in any material respect the normal business of the party providing access, (b) no member of the Seller Group shall be required to take any action which would constitute a waiver of the attorney-client or other privilege or would compromise its confidential information, and (c)  no member of the Seller Group need supply the other parties with any information which, in the opinion of legal counsel to such member of the Seller Group, such member of the Seller Group is under a contractual or legal obligation not to supply. Each member of the Seller Group shall permit Buyer and its Representatives to survey the Real Property for the purposes of preparing an ALTA/NSPS land title survey, and the Seller Group shall permit Buyer and its Representatives to conduct such investigations and inspections of the Real Property (including without limitation, inspections of the structures, roofs, heating, ventilation, air conditioning, electrical and plumbing systems and other components of the buildings and improvements located in, on or about the Real Property) as may be necessary to assess the condition of the Real Property and the suitability of the Real Property for its intended uses pursuant to the terms of a reasonable and customary access agreement; provided, in no event shall Buyer or its Representatives conduct any invasive or destructive testing or investigations of the Real Property absent Seller Group’s prior written consent, to be granted or withheld at Seller Group’s reasonable discretion. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the Seller Group. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller Group in this Agreement. For the avoidance of doubt, any information provided or made available in connection with such access pursuant to this Section 5.2 shall be deemed to be, and treated as, “Confidential Information” in accordance with the terms and subject to the conditions of the Confidentiality Agreement. Prior to the Closing, Buyer shall not (and shall cause its Representatives and Affiliates not to) use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the Contemplated Transactions. Buyer agrees that from the date hereof until the Closing Date or the earlier termination of the Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact and communicate with the employees, customers, providers, service providers and suppliers of the Seller Group without the prior consultation with and written approval of Sellers; provided, however, that the foregoing restriction shall not prohibit any contacts by Buyer or Buyer’s Representatives or Affiliates with the customers, providers, service providers, and suppliers of the Sellers in the ordinary course of business and consistent with past practices unrelated to the Contemplated Transactions.

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5.3 Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Buyer and the Seller Group shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions. Without limiting the foregoing, none of the Parties shall take or agree to take any action that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or to impair, prevent or delay the consummation of the Contemplated Transactions.

5.4 Regulatory Filings. The Parties acknowledge that AMMO and Enlight are currently registered under the International Traffic in Arms Regulations (“ITAR”) as a manufacturer. The Seller Group and Buyer shall notify, or shall cause to be notified, the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”), within five (5) days of the Closing as required pursuant to ITAR § 122.4(a) and in accordance with DDTC’s guidance for this notification (the “ITAR Material Change Notification”).

5.5 Employee Matters.

(a) On the Closing Date, Buyer or one of its Affiliates shall make an offer of employment, to be effective as of the Calculation Time, to the employees of the Sellers set forth on Section 5.5(a) of the Seller Disclosure Schedule (the “Designated Employees”) on the terms set forth in this Section 5.5. Each Designated Employee who accepts such offer and commences employment with Buyer or one of its Affiliates as of the Calculation Time shall be a “Transferred Employee.” Notwithstanding any other provision of this Agreement, Buyer agrees, in accordance with Wisconsin Statutes §109.07(6)(a), that Buyer or one of its Affiliates will hire substantially all of the Sellers’ employees in Wisconsin. For the avoidance of doubt, any employee of the Sellers that is on leave of absence (which does not include anyone on paid time off for vacation or personal time) as of the Calculation Time shall not be a Designated Employee.

(b) Following the Closing Date, Buyer shall, or shall cause its Affiliates to, provide each Transferred Employee with (i) base salary or base wages and a target annual incentive opportunity, (ii) severance benefits, and (iii) employee benefits (including, without limitation, retirement, health and welfare, and fringe benefits), each on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.

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(c) For purposes of participation of a Transferred Employee in a benefit plan of Buyer or its Subsidiaries (a “Buyer Benefit Plan”), each Transferred Employee, to the extent permitted and consistent with the terms and conditions of a Buyer Benefit Plan, shall be credited with all years of service for which such Transferred Employee was credited before the Closing Date under any comparable Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Plans in which such Transferred Employee participated; (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Transferred Employee and his or her covered dependents, (iii) Buyer shall cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Plan ending on the date such Transferred Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan, and (iv) each Transferred Employee shall be bound by and subject to the employee policies and procedures of Buyer and any applicable terms and conditions of any applicable Buyer Benefit Plan.

(d) Except for any WARN Act Liabilities, the Seller Group shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and the Seller Group shall pay all such amounts to all entitled individuals prior to the Closing Date.

(e) The Seller Group shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. The Seller Group shall also remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. The Seller Group shall pay, or cause to be paid, all such amounts to the appropriate individual when due.

(f) Nothing in this Section 5.5 shall (i) confer upon any employee or other service provider a right to continue in the employ or service of the Seller Group or Buyer, (ii) be deemed or construed to be an amendment or other modification of any Plan or Buyer Benefit Plan, or (iii) create any third-party rights in any current or former service provider or employee of the Seller Group or Buyer or any of their respective Affiliates (or any beneficiaries or dependents thereof).

5.6 Preservation of Books and Records. For a period of seven (7) years from the Closing Date or such longer time as may be required by Law:

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(a) Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the books and records (including Tax Returns) of the Business relating to periods prior to the Closing Date (the “Books and Records”) without first offering to turn over possession thereof to the Sellers by written notice to the Sellers at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b) Buyer shall, and shall cause its Affiliates to, (i) provide the Sellers and their agents with electronic access to any portions of the Books and Records that are available in electronic format, (ii) allow the Sellers and their agents reasonable access to all other Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored, and permit the Sellers and their agents, at their own expense, to make copies of any Books and Records, and (iii) make available Buyer’s or its Affiliates’ personnel to assist in locating such Books and Records. Notwithstanding the foregoing, Buyer shall not be obligated to provide Sellers with access to any Books and Records (including personnel files) where such access, in the reasonable judgment of Buyer, would violate any Law or waive the attorney-client privilege or similar privilege or doctrine.

5.7 Public Announcements. Except as may be required by Law, none of Buyer or any member of the Seller Group (nor any of their respective Affiliates) will issue or make any press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of the other Parties, not to be unreasonably withheld; provided, that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult with the other parties before doing so.

5.8 Representation & Warranty Insurance. As reasonably practicable following the execution of this Agreement, Buyer shall use commercially reasonably efforts to bind coverage under the Representation and Warranty Insurance Policy effective as of the date of this Agreement pursuant to the terms and conditions of the associated binder agreement, at Buyer’s sole expense, to insure Buyer against breaches by the Seller Group of their representations and warranties pursuant to this Agreement, with coverage to incept as of the date of this Agreement. Buyer shall take all reasonable actions within its control (or, as the case may be, shall refrain from taking action) to cause the Representation and Warranty Insurance Policy to be issued promptly in accordance with the terms of its associated binder agreement and, thereafter, to remain in full force and effect. No insured party under the Representation and Warranty Insurance Policy shall waive, amend, modify or otherwise revise, or allow any waiver, amendment, modification or revision of the Representation and Warranty Insurance Policy, without the prior written consent of the Seller Group if such waiver, amendment, modification or revisions would reasonably be expect to materially adversely affect any member of the Seller Group or any of their respective direct or indirect, current, former or future, equityholders, parents, subsidiaries, shareholders, members, managers, directors, officers, employees, beneficiaries, trustees, fiduciaries or partners. The Seller Group shall cooperate reasonably with Buyer in connection with obtaining the Representation and Warranty Insurance Policy.

5.9 Incorrect Payments. To the extent Buyer receives payment for product, including for the accounts receivable, that was sold by a member of the Seller Group prior to the Closing, Buyer shall promptly pay such amounts to the Seller Group. To the extent a member of the Seller Group has received payment or prepayment for product that is sold by Buyer after the Closing, such member of the Seller Group shall promptly pay such amounts to Buyer.

5.10 Change of Name. Promptly following the Closing, but in no event later than five (5) Business Days following the Closing Date, each member of the Seller Group shall amend their Organizational Documents and take all other actions necessary to change its name to one without any reference to the term “AMMO” or any Marks that are included in the Seller Intellectual Property or other term likely to be confused therewith. Notwithstanding the foregoing, each member of the Seller Group shall have ninety days (90) days following the Closing Date (the “Transition Period”) to remove all Marks that are included in the Seller Intellectual Property from customer-facing or public-facing marketing, advertising, signage, or other materials (or to destroy and dispose of such materials), and Buyer hereby grants Seller Group a limited, non-sublicensable, non-transferable license during the Transition Period to use such Marks, solely for such purposes, during such period of time. Seller Group will ensure that any materials on which the Marks appear, and the manner in which the Marks appear, during the Transition Period are of at least the same quality as prior to the Closing Date and do not tarnish Buyer or otherwise reflect negatively on Buyer. Excepting only the limited wind-down purposes described in this Section 5.10, or as expressly provided in the Transition Services Agreement, no member of the Seller Group nor any their Affiliates shall have any ownership right in or license to use any of the Marks included in Seller Intellectual Property; provided, however, that the foregoing shall not be deemed to prohibit or otherwise limit the right of the Seller Group to display or use such Marks in connection with the reselling or brokering the sale of ammunition in the ordinary course of business in the GunBroker Business as long as such use does not infringe Buyer’s rights in such Marks. Subject to the foregoing, the Seller Group covenants and agrees that, immediately upon the Closing, the Seller Group shall cease using, making, selling, offering for sale, and reproducing, and shall cause their Affiliates to cease using, making, selling, offering for sale, and reproducing, any Seller Intellectual Property in any activities, promotion, brochures, stationery, products and in all other respects.

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5.11 Tax Allocation. Not later than ninety (90) days after the determination of the Final Adjustment Amount in accordance with the terms of Section 2.8 hereof, Buyer shall prepare and deliver to Sellers (i) an allocation of the Purchase Price (as finally determined pursuant to Section 2.8), the Assumed Liabilities and any other amounts properly included in the amount realized for income Tax purposes (the “Tax Consideration”) among each Seller, and (ii) a further allocation of the Tax Consideration attributable to each Seller among each Seller’s assets (the “Allocation Statement”), which Allocation Statement shall be prepared in accordance with Section 1060 of the Code. Buyer shall consider in good faith any reasonable comments provided by Sellers, in writing, to Buyer within thirty (30) days of Sellers’ receipt of the Allocation Statement. The Allocation Statement (as finally determined) will be binding on all of the Parties (including for purposes of filing IRS Form 8594), and the Parties agree neither to take, nor permit any of their Affiliates to take, any position for income Tax purposes that is inconsistent with such Allocation Statement, except as otherwise required by Law. In the event that the Allocation Statement (as finally determined hereunder) is disputed by any Governmental Authority in writing, the Party receiving notice of such dispute will promptly notify the other Party; provided that the failure of the Party receiving such notice of dispute to promptly notify the other Party shall not constitute a breach of this provision unless such other Party is actually prejudiced by such failure.

5.12 WARN Act. Buyer shall be solely responsible for any liability under the federal Worker Adjustment and Retraining Notification (WARN) Act, or the Wisconsin Business Closing and Mass Layoff Law, Wisconsin Statutes Section 109.07 and Wisconsin Administrative Code Chapter DWD 279, arising out of or relating to, in whole or in part, the termination of the employment or the employment loss of any employee in Wisconsin at or after the Calculation Time, whether alone or in combination with any termination of employment occurring prior to the Calculation Time (collectively, the “WARN Act Liabilities”).

5.13 COBRA. Sellers shall be responsible for any continuation of health care coverage under COBRA and applicable state law for the employees and former employees of Sellers and/or their spouses and dependents who have a loss of health care coverage due to a qualifying event before, on, after or otherwise in connection with the consummation of the Contemplated Transactions, including satisfaction of any legally mandated notice requirements.

5.14 D&O Insurance. At or prior to the Closing, the Sellers shall purchase, at the cost and expense of Buyer, tail policy for a period of not less than six (6) years for the directors’ and officers’ liability insurance policy currently maintained by Sellers (the “D&O Runoff”); provided, that the amount that Buyer will pay for shall not exceed three hundred percent (300%) of the current annual premium paid by Sellers and shall be included in the amount paid to Seller Group at Closing. All retentions and deductibles throughout the tail period shall remain the responsibility of the Sellers.

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5.15 No Solicitation of Other Bids.

(a) Until the earlier of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Closing, the Seller Group shall not, and shall not authorize or permit any of their Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, or facilitate an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, or continue inquiries regarding or respond to any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller Group shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person conducted with respect to, or that could lead to, an Acquisition Proposal.

(b) The Seller Group shall promptly (and in any event within three (3) Business Days after receipt thereof by any member of the Seller Group or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry that could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making the same.

(c) The Seller Group acknowledges and agrees that the rights and remedies for noncompliance with this Section 5.15 shall include having such provision specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.16 Non-Competition; Non-Solicitation.

(a) Each member of the Seller Group acknowledges the highly competitive nature of the business conducted by Sellers and accordingly agrees that, during the period beginning on the Closing Date until the fifth (5th) anniversary of the Closing Date (such period, the “Restricted Period”), each member of the Seller Group shall not, and shall cause Speedlight and its Subsidiaries (together with the Seller Group, the “Restricted Persons”) not to, directly or indirectly, in any capacity, at any location in any country or region in which Sellers have conducted business or sold goods or services in the twenty-four (24) months prior to the date of this Agreement, which for the avoidance of doubt shall not be limited to the locations from which Sellers physically operate their business (the “Restricted Territory”), except pursuant to the Transition Services Agreement or any subcontracting arrangement contemplated under Section 5.24:

(i) establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a shareholder, partner, joint venturer, or other equity owner in, lender to, officer, director, employee, salesperson, consultant, agent or representative of any Person that is competitive with, or engages in a business similar to that of the Business (any such business, a “Competing Business”); provided, however, that this provision shall not apply to the ownership of not more than two percent (2%) of any publicly traded legal entity, provided that any member of the Seller Group, individually or together, are not actively involved in the management of any such legal entity, and hold such interest solely for investment; and provided further that, notwithstanding anything to the contrary, “Competing Business” shall not include (A) the GunBroker Business as operated by the Seller Group and its Affiliates, or (B) marketing, distributing or selling to consumers ammunition or ammunition components (as long as such ammunition is not manufactured by Seller Group or its Affiliates);

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(ii) (A) solicit any Person who is or was an employee of the Business or (B) solicit, retain, hire, or attempt to hire any Person listed on Section 5.16(a) of the Seller Disclosure Schedule as permitted by law; provided that nothing in subsection (ii) will prohibit any Restricted Person from using general solicitations (including through search firms or general news or media outlets) not targeted at current or former employees of the Business; or

(iii) solicit, induce or attempt to solicit or induce, directly or indirectly, any customer or supplier of the Business to terminate or materially reduce its usage of or provision of materials or supplies to the Business.

(b) It is expressly understood and agreed that, although each member of the Seller Group and Buyer consider the restrictions contained in Section 5.16(a) to be reasonable; if a final judicial determination is made by a court of competent jurisdiction that the time or geographic territory or any other restriction contained in such sections is an unenforceable restriction against a member of the Seller Group, the provisions of such sections shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in Section 5.16(a) is unenforceable, and such restrictive covenant cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) In connection with this Agreement, Buyer and the Seller Group acknowledge and agree that each of the covenants set forth in Section 5.16(a) is an essential element of this Agreement and that, but for the agreement of the Seller Group to comply with the covenants contained herein, Buyer would not have entered into this Agreement.

(d) Each member of the Seller Group acknowledges that a breach or threatened breach of this Section 5.16 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any such member of the Seller Group of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

5.17 Bulk Sales Laws. The Parties hereto waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any liabilities arising out of the failure of the Seller Group to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

5.18 Ceasing Operations. Each member of the Seller Group agrees that it shall cease all operations with respect to the Business immediately prior to the Calculation Time, except as may be required pursuant to the Transition Services Agreement.

5.19 Third Party Consents. From the date hereof until the Closing, the Seller Group shall use commercially reasonable efforts to obtain (a) consent from each of the counterparties to the Contracts set forth on Section 3.4 of the Seller Disclosure Schedule to the assignment of such Contracts (to the extent such Contract is a Purchased Asset) and (b) the documents on Section 5.19 of the Seller Disclosure Schedule. Buyer shall provide an executed counterpart for the applicable documents as indicated on Section 5.19 of the Seller Disclosure Schedule. Receipt of such consents or documents shall in no event be a condition to Closing. From and after the Closing, the Seller Group shall use commercially reasonable efforts to cooperate with Buyer to obtain (at Buyer’s sole cost and expense) any such consents or such documents that were not obtained prior to Closing. The Seller Group may terminate any Contracts that constitute Excluded Liabilities or Excluded Assets prior to Closing so long as such termination does not adversely impact the Purchased Assets or impose any liability on Buyer.

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5.20 Certain Proceedings. The Seller Group and Buyer acknowledge and agree that prior to and following the date of this Agreement, the Seller Group has provided, and shall continue to provide, to the extent permitted by Law, Buyer with all available information and complete visibility into the status of the Proceedings described on Section 5.20 of the Seller Disclosure Schedule [*****] provided, however, (i) the Seller Group shall not be required to deliver any (x) information to the extent expressly prohibited by Law, (y) any information subject to attorney-client or other privilege, or (z) any information learned via common interest or joint-defense agreements and (ii) Buyer shall control any claim or Proceeding brought against Buyer and or its Affiliates with respect to the Investigation.

5.21 Process Hazard Analysis. Prior to or promptly following the execution of this Agreement, but in no event later than three (3) Business Days following the date hereof, AMMO shall engage, at AMMO’s sole cost and expense, Safety Management Services to conduct a formal process hazard analysis of the Facilities relating to the primer insertion, cartridge loading, and energetic handling operations (the “Operations”) of the Seller Group. The Seller Group shall provide Buyer with at least three (3) Business Days’ prior written notice of the date or dates on which the analysis shall take place and will permit a representative from Buyer to observe such analysis. The engaged consultant shall produce: (i) a written report stating that the Seller Group’s current process safety management plans for the Operations are in compliance with all OSHA regulations, or (ii) a safety report that identifies and recommends remedial actions (the “Remedial Actions”) to cure material deficiencies in the Seller Group’s Operations (such report, the “PHA Report”).

5.22 Transition Services Agreement. Prior to Closing, the Parties will use commercially reasonable efforts to agree on the form of Transition Services Agreement for post-Closing, provided, that the transition services shall be (a) limited to three months post-Closing and the services set forth on Section 5.22 of the Seller Disclosure Schedule or that have previously been provided by Seller Group to the Business in the twelve (12) months prior to the Closing Date; and (b) compensated at a mutually agreed upon rate but not in excess of the rates set forth on Section 5.22 of the Seller Disclosure Schedule.

5.23 AMMO Munitions Transfer. Seller Group shall cause the AMMO Munitions Transfer to occur prior to Closing pursuant to documents approved by Buyer, which approval shall not be unreasonably withheld, delayed or conditioned.

5.24 [*****] Contracts. Prior to Closing, the Seller Group will provide Buyer with all reasonably requested information regarding the [*****] Contracts to allow Buyer to determine if such [*****] Contracts are to be Assumed Contracts. If prior to Closing, Buyer provides written notice (the “[*****] Notice”) to the Seller Group that it desires to assume one or more of the [*****] Contracts, then in such case, those [*****] Contracts set forth on the [*****] Notice shall be deemed to be Assumed Contracts pursuant to Section 2.1(b)(v) hereof in all respects. For the avoidance of doubt, (i) if prior to Closing, Buyer does not provide the [*****] Notice, then all of the [*****] Contracts shall be deemed to be Excluded Assets, or (ii) if Buyer excludes any of the [*****] Contracts from the [*****] Notice, then, in such case, such excluded [*****] Contracts shall be deemed to be Excluded Assets. To the extent that Buyer elects to exclude any of the [*****] Contracts causing the Seller Group to default on such contracts, then Buyer agrees to act as subcontractor on mutually agreeable terms, on such [*****] Contracts (including any options exercised as of the date of this Agreement), at the Seller Group’s request and to the extent that such subcontracting is permissible by law and the applicable [*****] Contract.  To the extent such subcontracting is not permissible or practicable, then Buyer will assist the Seller Group in good faith in the Seller Group’s efforts to minimize the costs of the default of such [*****] Contracts, and Seller Group agrees to indemnify Buyer for losses incurred by Buyer directly as a result of such efforts.

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Article VI
Conditions to Closing

6.1 Conditions to All Parties’ Obligations. The obligation of the Parties to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived by the Parties in writing) as of the Closing Date:

(a) No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order or other notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

6.2 Conditions to the Seller Group’s Obligations. The obligations of the Seller Group to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived in whole or in part by the Seller Group in writing) as of the Closing Date:

(a) Representations and Warranties. The (i) representations and warranties of Buyer made in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.8 (Sufficiency of Funds), Section 4.9 (No Brokers) and Section 4.10 (No Inducement or Reliance; Independent Assessment) of Article IV shall be true and correct in all material respects (without giving effect to any “material”, or “materiality” qualification contained in such representations and warranties) as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date), and (ii) other representations and warranties of Buyer made in Article IV shall be true and correct in all respects as of the Closing Date (without giving effect to any “material”, or “materiality” qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), except to the extent such failure to be true and correct does not constitute a material adverse effect.

(b) Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be so performed or complied with by Buyer at or prior to the Closing.

(c) Officer’s Certificate. The Seller Group shall have received an officer’s certificate signed by an authorized signatory of Buyer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Closing Documents. Buyer shall have delivered to the Seller Group duly executed counterparts to the Ancillary Documents and such other documents, agreements and information set forth in Section 2.7(c).

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If the Closing occurs, all Closing conditions set forth in Section 6.1 or this Section 6.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Sellers.

6.3 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions (any or all of which may be waived in whole or in part by Buyer) as of the Closing Date:

(a) Representations and Warranties. The (i) Fundamental Representations shall be true and correct in all material respects as of the Closing Date (without giving effect to any “material”, or “materiality” qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date), and (ii) the other representations and warranties of the Seller Group made in Article III shall be true and correct as of the Closing Date (without giving effect to any “material”, or “materiality” qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), except to the extent such failure to be true and correct does not constitute a Seller Material Adverse Effect.

(b) Performance. Each member of the Seller Group shall have performed and complied with in all material respects all agreements and covenants required by this Agreement and the Ancillary Documents to be so performed or complied with by the Seller Group at or prior to the Closing.

(c) Consents. All approvals, consents and waivers that are listed on Section 6.3(c) of the Seller Disclosure Schedule shall have been received (or waived or deemed waived), and executed counterparts thereof shall have been delivered to Buyer at or prior to Closing.

(d) Officer’s Certificate. Buyer shall have received (i) an officer’s certificate signed by a senior officer of each member of the Seller Group (the “Officer’s Certificate”) to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied with respect to such Seller and (ii) a certificate signed by the Seller Group to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied with respect to the Seller Group.

(e) Closing Documents. The Seller Group shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents, agreements and information set forth in Section 2.7(b).

(f) Permits. Buyer shall have received the Permits set forth on Section 6.3(f) of the Seller Disclosure Schedule.

(g) Real Property Matters.

(i) Buyer’s Title Company shall have committed to issue to Buyer at Closing an ALTA 2021 owner’s policy of title insurance (the “Title Policy”) from Title Company insuring good and valid fee simple title to and ownership of the Owned Real Property in Buyer in the amount of the Owned Property Purchase Price with exceptions on Schedule B thereof only for the Permitted Liens and such endorsements as may be reasonably necessary. Buyer shall, within three (3) Business Days after execution of this Agreement, order from the Title Company a title commitment with respect to the Owned Real Property, and shall cooperate with the Title Company and diligently pursue Title Company’s commitment for issuance of the Title Policy until Closing.

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(ii) Buyer shall have received an ALTA/NSPS land title survey of the Owned Real Property that is sufficient to delete the standard survey exception from the Title Policy. Buyer shall, within three (3) Business Days after execution of this Agreement, order from a reputable third-party provider such ALTA/NSPS land title survey, and shall diligently pursue such survey.

(iii) Buyer shall have received from the landlords under the Real Property Leases consents to the assignment of each such Real Property Lease, which consents shall be in form and content reasonably acceptable to Buyer and Seller Group, and shall include estoppel certificates confirming, with respect to the Real Property Leases, critical terms and information, the absence of defaults, and such other customary information that Buyer may reasonably require and such estoppel certificates shall be reasonably acceptable to Buyer. Buyer and Seller shall cooperate in drafting, negotiating and obtaining from such landlords such consents, and shall diligently pursue such consents.

(iv) Buyer shall have received from the City an estoppel certificate with respect to the Development Agreement confirming, with respect to such Development Agreement, critical terms and information, the absence of defaults, and such other customary information that Buyer may reasonably require and such estoppel certificates shall be reasonably acceptable to Buyer.

(v) Buyer shall have received from the City and the Industrial Development Corporation of the City (each in its capacity under the covenants, conditions and restrictions recorded against the title to the Owned Real Property (the “CC&Rs”)) an estoppel certificate with respect to the CC&Rs confirming, with respect to such CC&Rs, critical terms and information, the absence of defaults, and such other customary information that Buyer may reasonably require and such estoppel certificates shall be reasonably acceptable to Buyer.

(h) Liens. All Liens relating to the Purchased Assets shall have been, or concurrently with Closing will be, released in full, other than Permitted Liens, and the Seller Group shall deliver to Buyer written evidence, in form satisfactory to Buyer in its reasonable discretion, thereof.

(i) [*****]

(j) No [*****] Claim. No [*****] Claim shall have been made, brought or filed against Buyer or any member of the Seller Group.

(k) PHA Report. Buyer shall have received a copy of the PHA Report and Buyer shall be satisfied, in its sole discretion, that (i) the Seller Group’s Operations remain compliant with all OSHA regulations, or (ii) the Seller Group has successfully implemented the Remedial Actions, at the Seller Group’s sole cost and expense, to cause the Operations to become compliant with all OSHA regulations.

(l) Excise Tax. The Seller Group shall have delivered to Buyer: (i) copies of all firearms/ammunition excise Tax returns filed by the Seller Group for the following periods: (A) October 1, 2022 – December 31, 2022, (B) July 1, 2023 – September 30, 2023, (C) October 1, 2023 – December 31, 2023, (D) April 1, 2024 – June 30, 2024, and (E) October 1, 2024 – December 31, 2024, and (ii) documentation confirming the remittance of all firearms/ammunition excise Tax payments required during the period of October 2022 through December 2024.

(m) Representation and Warranty Insurance Policy Exclusion. To the extent that the Representation and Warranty Insurance Policy requires delivery of information after the date of this Agreement to remove an exclusion, the Seller Group shall have provided such information and such exclusion shall have been removed from the Representation and Warranty Insurance Policy, or the Seller Group shall provide a special indemnity to Buyer, acceptable to Buyer in its sole discretion.

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If the Closing occurs, all closing conditions set forth in Section 6.1 or this Section 6.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer.

Article VII
Survival; Exclusive Remedies

7.1 Survival. The Parties, intending to modify any applicable statute of limitations, agree that representations and warranties in this Agreement (other than Fundamental Representations) and in any certificate delivered pursuant hereto, including the certificates delivered pursuant to Article VI, shall terminate effective as of the Closing and shall not survive the Closing, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, including any breach thereof. Subject to the limitations and other provisions of this Agreement, the Fundamental Representations shall survive for a period of six (6) years following the Closing Date. All covenants and agreements contained in this Agreement that by their terms contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing (“Post-Closing Covenants”) in accordance with their terms. Notwithstanding anything to the contrary contained herein, no limitations, qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the Representation and Warranty Insurance Policy; it being understood that any matter for which there is coverage available under the Representation and Warranty Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the Representations and Warranty Insurance Policy.

7.2 Indemnification by the Seller Group. Subject to the other terms and conditions of this Article VII, the Seller Group shall, jointly and severally, release, defend, indemnify, and hold harmless the Buyer, its Affiliates and their Representatives (each a “Buyer Indemnified Party”), against and shall pay and reimburse each of them for any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Party, directly or indirectly, based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy or breach of a Fundamental Representation;

(b) any breach or nonfulfillment of any covenant or agreement to be performed on the part of any member of the Seller Group under or in connection with this Agreement or any Ancillary Document;

(c) any Taxes of the Seller Group including, without limitation, the Transfer Taxes as described in Section 9.1(a) and any Taxes of the Business or related to the Purchased Assets for any taxable period (or portion thereof) ending before the Closing Date;

(d) the Excluded Liabilities and the Excluded Assets; and

(e) any matter set forth on Section 7.2(e) of the Seller Disclosure Schedule.

7.3 Indemnification by the Buyer. Subject to the other terms and conditions of this Article VII, the Buyer shall release, defend, indemnify, and hold harmless the Seller Group, its and their Affiliates and their Representatives (each a “Seller Indemnified Party”), against and shall pay and reimburse each of them for any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Party, directly or indirectly, based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy or breach of a Fundamental Representation;

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(b) any breach or nonfulfillment of any covenant or agreement to be performed on the part of the Buyer under or in connection with this Agreement or any Ancillary Document; and

(c) the Purchased Assets and Assumed Liabilities.

7.4 Indemnification Procedures.

(a) Third-Party Claims. If any Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Seller Group or Buyer (as applicable, the “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of their indemnification obligations, except to the extent that the Indemnifying Party actually forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party to assume the defense of, any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Seller Group shall not have the right to defend or direct the defense of any such Third-Party Claim (i) if the assumption of the defense of the Third-Party Claim by the Seller Group is reasonably likely to cause Buyer to lose coverage under the Representation and Warranty Insurance Policy, (ii) if the Third-Party Claim seeks an injunction or other equitable or non-monetary relief against the Buyer Indemnified Party or alleges criminal activity, or (iii) if such Third-Party Claim is related to any matter set forth on Section 7.2(e) of the Seller Disclosure Schedule. If the Indemnifying Party assumes the defense of any Third-Party Claim, then the Indemnifying Party shall be solely responsible and liable for all Losses related to such Third-Party Claim. In the event the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.4(b), they shall have the right to take such action as they deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to a Indemnified Party that are different from or additional to those available to the Indemnified Party; or (B) there exists a conflict of interest between the Indemnified Party and the Indemnifying Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.4(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim; provided that no Indemnified Party shall settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party and Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Seller Group may settle or compromise any Third-Party Claim without the prior written consent of the Buyer Indemnified Party, unless such settlement provides for or results in any payment by the Buyer Indemnified Party of, or obligation of the Buyer Indemnified Party for, any damages or any amount, any finding of responsibility or liability on the part of the Buyer Indemnified Party or any sanction or injunction of, or other equitable or non-monetary relief upon the Buyer Indemnified Party, in which case the Seller Group may not settle or compromise such Third-Party Claim without the consent of the Buyer Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

(c) Direct Claims. Any Proceeding by a Buyer Indemnified Party or a Seller Indemnified Party (such party making the claim, the “Indemnified Party” and the other party against whom such claims are asserted, the “Indemnifying Party”) on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party actually forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and their professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist such investigation by giving such information and assistance as the Indemnifying Party or any of their professional advisors may reasonably request. If the Indemnifying Party disputes such claim of indemnification, it shall notify the Indemnified Party thereof within thirty (30) days after receipt of the notice of the Direct Claim, whereupon the Parties shall meet and attempt in good faith to resolve the difference with respect to such claim or indemnification. If the dispute has not been resolved within thirty (30) days after the Parties first meet to attempt such resolution, then either Party may initiate litigation in accordance with this Agreement. If the Indemnifying Party does not dispute the Indemnified Party’s claim of indemnification and an amount is owed to the Indemnified Party, the Indemnifying Party shall pay the amount of any such claim within thirty (30) days after receipt of notice of such Direct Claim. If the Indemnifying Party does respond within such thirty (30) day period, the claims specifically set forth in such written notice shall survive until such time as such claim is finally resolved or all other obligations to indemnify have expired pursuant to the terms of this Agreement. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed to control and accepted responsibility for such claim, in which case the Indemnified Party shall be entitled to payment pursuant to Section 7.4.

(d) Materiality. For purposes of the indemnification obligations under this ARTICLE VII, including for purposes of both determining whether there has been a breach and for determining the amount of Losses resulting therefrom, the representations and warranties set forth in ARTICLES III and IV of this Agreement that are qualified as to “material”, “materiality”, “material respects”, “Seller Material Adverse Effect” or words of similar import or effect (collectively, “Materiality Qualifier”) shall be deemed to be made without any such qualification (excluding the definition of ITAR Material Change Notification, Material Contract, Material Customers, Material Suppliers, and the heading of Section 3.13(a) and Section 3.13(b)).

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7.5 Indemnification Payments.

(a) Subject to Sections 7.5(b) and Section 7.5(c), once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

(b) Any Losses payable to a Buyer Indemnified Party pursuant to Section 7.2(a) or Section 7.2(d) shall be satisfied (i) first from insurers pursuant to the Representation and Warranty Insurance Policy to the extent such Loss is covered by, and recovery is available under the Representation and Warranty Insurance Policy, and (ii) second by the Seller Group, on a joint and several basis. Notwithstanding anything to the contrary, if Buyer fails to obtain or maintain the Representation and Warranty Insurance Policy or use commercially reasonable efforts to seek available coverage, Seller Group shall not be liable under Section 7.5(b)(ii) for such amounts that would have been recoverable under Section 7.5(b)(i) but for such failure to obtain or maintain the Representation and Warranty Insurance Policy or use commercially reasonable efforts to seek available coverage. Notwithstanding anything to the contrary contained herein, no Buyer Indemnified Party shall be obligated to bring any suit or Proceeding against the insurer of the Representation and Warranty Insurance Policy and such decision not to bring any such suit or Proceeding shall not be a failure of Buyer to act in a commercially reasonable manner.

(c) Any Losses payable to a Buyer Indemnified Party pursuant to Sections 7.2(b)-(e) or on account of Fraud by any member of the Seller Group shall be satisfied by the Seller Group, on a joint and several basis.

7.6 Limitations on Indemnity.

(a) In no event shall any member of the Seller Group have any obligation to indemnify any Buyer Indemnified Party in respect of Losses with respect to breaches of the Fundamental Representations in an aggregate amount in excess of the Purchase Price as adjusted pursuant to Section 2.8, other than to the extent the breach results from Fraud.

(b) Each Party hereby agrees that it shall, and it shall cause its Affiliates to, use its or their commercially reasonable efforts to mitigate any Losses to the extent required by applicable Law to be indemnified under this Article VII upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(c) In the event Losses suffered by any Indemnified Party are recoverable under more than one provision of this Agreement, such Buyer Indemnified Party will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the Parties’ intent that once any particular Losses have been recovered by a particular Buyer Indemnified Party under one provision, such Losses no longer exist with respect to such Buyer Indemnified Party and, therefore, recovery by such particular Buyer Indemnified Party for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

(d) To the extent an Indemnified Party has been indemnified for Losses hereunder and at any time thereafter such Indemnified Party recovers all or a portion of such Losses from a third Person, the Indemnified Party that made such recovery shall promptly refund the Indemnifying Party the amount paid to the Indemnified Party by the Indemnifying Party with respect to such Losses (net of any fees and expenses incurred by the Indemnified Party in recovery and net of any increases in insurance premiums attributable to such claims) up to the lesser of the amount recovered from the third Person (net of any fees and expenses incurred by the Indemnified Party in recovery and net of any increases in insurance premiums attributable to such claims) and the amount of Losses paid to such Indemnified Party by the Indemnifying Party in respect of such matter.

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(e) In no event shall any member of the Seller Group have any obligation to indemnify any Buyer Indemnified Party in respect of Taxes imposed on or in respect of the Business or the Purchased Assets for any portion of a taxable period beginning on the Closing Date and ending after the Closing Date or any taxable period beginning after the Closing Date.

7.7 Exclusive Remedies. Subject to Section 9.15 and except for breaches of Section 5.15 and Section 5.16 and as otherwise expressly stated herein, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or failure to make a payment to Seller Group or Buyer hereunder) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VII. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s breach of Section 5.15 and Section 5.16.

Article VIII
Termination

8.1 Termination Prior to Closing. This Agreement may be terminated prior to the Closing as follows:

(a) By the mutual written consent of the Seller Group, on the one hand, and Buyer, on the other hand;

(b) By Buyer at any time prior to the Closing, if (i) the Seller Group is in breach of the representations, warranties, or covenants made by the Seller Group in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from Buyer (to the extent such breach is curable), and (iii) such breach, if not cured, would render the conditions set forth in Section 6.3 incapable of being satisfied; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if Buyer has breached this Agreement and such breach has resulted in the failure of a condition in Sections 6.1 or 6.2 to be satisfied;

(c) By Buyer at any time prior to the Closing, if (i) (A) the Seller Group is in breach of the Fundamental Representations or representations and warranties that contain a Materiality Qualifier made by the Seller Group in this Agreement or (B) the Seller Group is in material breach of the other representations and warranties, and (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from Buyer (to the extent such breach is curable); provided, that, if Buyer elects to terminate this Agreement pursuant to this Section 8.1(c), except for a breach occurring on the date of this Agreement, Buyer shall not have a cause of action against Seller Group, and Seller Group shall have no liability in connection with this Agreement or the Contemplated Transactions and no member of the Seller Group shall have a cause of action against Buyer in connection with this Agreement or the Contemplated Transactions;

(d) By Buyer at any time that is both prior to the Closing and after the [*****] Claim Termination Date, if [*****] (collectively, a “[*****] Claim”) and such [*****] Claim is not lifted or otherwise resolved to Buyer’s satisfaction on or before June 1, 2025 (“[*****] Claim Termination Date”), which [*****] Claim Termination Date Buyer may extend for one or more subsequent period of thirty (30) days in its sole discretion; for the avoidance of doubt, Buyer shall control any [*****] Claim brought against Buyer and or its Affiliates; provided, further, that [*****] Claim shall not include a claim made by Buyer, its Affiliates, personnel or anyone acting at Buyer’s direction;

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(e) [*****]

(f) By the Seller Group at any time prior to the Closing, if (i) Buyer is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from the Seller Group (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.2 incapable of being satisfied; provided, however, that the Seller Group shall not be entitled to terminate this Agreement pursuant to this Section 8.1(f) if the Seller Group have breached this Agreement and such breach has resulted in the failure of a condition in Sections 6.1 or 6.3 to be satisfied;

(g) By the Seller Group, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred by July 1, 2025 (the “Termination Date”); provided, however, that (i) the Seller Group shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if the Seller Group has breached this Agreement and such breach has resulted in the failure of a condition in Sections 6.1 or 6.3 to be satisfied and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if Buyer has breached this Agreement and such breach has resulted in the failure of a condition in Sections 6.1 or 6.2 to be satisfied; or

(h) By the Seller Group, on the one hand, or Buyer, on the other hand, if (i) the Contemplated Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law which makes the Contemplated Transactions illegal or otherwise prohibited; provided, however, that the Party seeking termination pursuant to this Section 8.1(h) is not then in material breach of this Agreement.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given by the terminating party to the other parties and all rights, obligations and remedies of the Parties under this Agreement will terminate, except that the rights, obligations and remedies of the Parties in this Section 8.2, Section 5.6, Article IX, and in the Confidentiality Agreement will survive; provided, that no such termination shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any provision of this Agreement prior to such termination. Each Party expressly agrees that in the event of the other Party’s breach of its obligations to consummate the Contemplated Transactions when required hereunder (including termination under Sections 8.1(b) through (h) (except as it relates to liabilities under Section 7.2(c)), any such liabilities or damages shall be limited to reimbursement of reasonable and documented expenses or out-of-pocket costs. For the avoidance of doubt, Losses do not include consequential or incidental damages (including lost profits) as a result of not consummating the Contemplated Transactions.

Article IX
Miscellaneous

9.1 Certain Tax Matters.

(a) All transfer, documentary, sales, use, stamp, recording, registration, and similar Taxes (including penalties and interest) of any nature whatsoever, applicable to, or resulting from, the Contemplated Transactions (“Transfer Taxes”) shall be paid 100% by the Sellers. Sellers shall be responsible for filing any necessary Tax Returns related to such Transfer Taxes will file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes. For the avoidance of doubt, Buyer and Sellers agree that as of immediately prior to the Closing, the Seller Group shall have ceased operating the Business in Wisconsin.

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(b) For purposes of this Agreement, in respect of any personal or real property, ad valorem and any other similar Taxes imposed by any Governmental Authority with respect to the Purchased Assets that are payable after the Closing with respect to any taxable period that includes but does not end on the day prior to the Closing Date, (1) the Taxes that are allocable to the portion of a taxable period ending before the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the day prior to the Closing Date and the denominator of which is the number of days in the entire taxable period, and (2) the Taxes that are allocable to the portion of a taxable period ending after the Closing Date shall be deemed equal to the amount payable in respect of the entire taxable period, less the amounts allocated to the portion of the taxable period ending before the Closing Date pursuant to the foregoing clause (1) of this Section 9.1(b). All determinations necessary to give effect to the allocations described in this Section 9.1(b) shall be made in a manner consistent with prior practice, except for changes required by Law.

9.2 Expenses. Except as provided in Section 2.8(i), Section 2.9, Section 5.4 or Section 9.1, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated.

9.3 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made (a) as of the date delivered, if delivered personally, (b) upon being transmitted by way of email to the email address shown in this Section 9.3; provided, that a copy must also be deposited in accordance with the procedures set forth in clauses (c) or (d) of this Section 9.3 on the same day as such transmission by email, (c) one (1) Business Day after being sent by overnight courier or delivery service, or (d) five (5) Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, addressed at the address shown in this Section 9.3 for, or such other address as may be designated in writing hereafter by, such Party:

If to any member of the Seller Group:

c/o AMMO, Inc.

7681 E Gray Rd

Scottsdale, AZ 85260

Attn: Jordan Christensen

Email: [*****]

With a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

1155 F Street NW

Washington, DC 20004-1357

Attn: Jonathan S. Nesher; Caitlin M. Hartsell

E-mail:[*****]

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If to Buyer:

Olin Winchester, LLC

190 Carondelet Plaza

Suite 1530

Clayton, MO 63105

Attn: Nicholas Hendon; David Kellar

Email: [*****]

With copies (which shall not constitute notice) to:

Husch Blackwell LLP

8001 Forsyth Boulevard

Suite 1500

St. Louis, MO 63105

Attn: Jeff Sigmund

Email: [*****]

Olin Corporation

190 Carondelet Plaza

Suite 1530

Clayton, MO 63105

Attn: Legal Department

Email: [*****]

9.4 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the Contemplated Transactions (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule that may cause the application of Laws of any jurisdiction other than the State of New York, except that with respect to the Real Property only, which shall be governed by and construed in accordance with the domestic Laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule that may cause the application of Laws of any jurisdiction other than the State of Wisconsin.

9.5 Entire Agreement. This Agreement, together with the exhibits hereto, the Seller Disclosure Schedule, the Ancillary Documents and the Confidentiality Agreement, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written. To avoid doubt, the Confidentiality Agreement shall remain in full force and effect until the Closing and shall survive any termination of this Agreement.

9.6 Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

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9.7 Amendment. This Agreement may be amended at any time, but subject to the limitations of applicable Law, only by an instrument signed by Buyer and the Seller Group. Any provision hereof may be waived only by an instrument signed by each Party benefited by such provision.

9.8 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

9.9 Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective legal Representatives, successors, and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties and their respective legal Representatives, successors, and permitted assigns and as expressly provided herein) any legal or equitable right, remedy, or claim under or in respect of this Agreement or any covenants, conditions, or provisions contained herein, as a third party beneficiary or otherwise.

9.10 Assignability. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void.

9.11 Reserved.

9.12 Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Proceeding involving any Party to this Agreement arising out of or in any way relating to this Agreement shall be brought exclusively in any state or federal court located in the County of New York in the State of New York (together with the appellate courts thereof, the “Chosen Courts”), and each of the Parties submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Proceeding. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Proceeding in any Chosen Court, (b) any claim that any such Proceeding brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have jurisdiction with respect to such Proceeding. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein and shall timely execute and return any acknowledgement of receipt of such service pursuant to applicable Law. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING.

9.13 No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

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9.14 Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, technical, or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands, and agrees with the terms and conditions of this Agreement.

9.15 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement (including Buyer’s obligation to consummate the Closing) by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. To the extent Buyer or any member of the Seller Group brings any Proceeding before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Termination Date shall automatically be extended by (a) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days, or (b) such other time period established by the court presiding over such Proceeding.

9.16 Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf, DocuSign, or similar format) with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

9.17 Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

AMMO, INC.

By:	/s/ Jared R. Smith
Name:	Jared R. Smith
Title:	Chief Executive Officer

AMMO TECHNOLOGIES, INC.

By:	/s/ Jared R. Smith
Name:	Jared R. Smith
Title:	Chief Executive Officer

ENLIGHT GROUP II, LLC

By:	/s/ Jared R. Smith
Name:	Jared R. Smith
Title:	Chief Executive Offier

FIRELIGHT GROUP I, LLC

By:	/s/ Jared R. Smith
Name:	Jared R. Smith
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

OLIN WINCHESTER, LLC

By:	/s/ Brett Flaugher
Name:	Brett Flaugher
Title:	President

[Signature Page to Asset Purchase Agreement]

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